Exhibit (a)(1)(i)

Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
iBASIS, INC.
at
$1.55 NET PER SHARE
by
KPN B.V.
a wholly owned subsidiary
of
KONINKLIJKE KPN N.V.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
TIME, ON MONDAY, AUGUST 24, 2009, UNLESS THE OFFER IS EXTENDED.

KPN B.V., a private limited liability company organized under the laws of The Netherlands (“Purchaser”), which is a wholly owned subsidiary of Koninklijke KPN N.V., a public company incorporated under the laws of The Netherlands (“Parent”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of iBasis, Inc., a Delaware corporation (the “Company”), that are not already owned by Purchaser at a price of $1.55 per Share net to the seller in cash, without interest and less any required withholding taxes, and on the other terms and subject to the conditions specified in this Offer to Purchase and in the letter of transmittal that accompanies this Offer to Purchase (the “Letter of Transmittal”).

The Offer is subject to the non-waivable condition that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares representing at least a majority of the Shares outstanding immediately prior to the expiration of the Offer, excluding Shares owned by Purchaser, Parent or their respective affiliates (including Celtic ICS Inc., a Delaware corporation (“Merger Sub”)) or the directors or officers of Purchaser, Parent, Merger Sub or the Company.  The Offer is also subject to the condition, which may, to the extent permitted by law, be waived by Purchaser in its sole discretion, that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, when added to the number of Shares already owned by Purchaser, represents at least 90% of the Shares outstanding immediately prior to the expiration of the Offer.  There is no financing condition to the Offer.  Other conditions to the Offer are described in “The Tender Offer—Section 11—Certain Conditions of the Offer.”

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document.  Any representation to the contrary is a criminal offense.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the Offer.

July 28, 2009

IMPORTANT

Any stockholder of the Company wishing to tender Shares in the Offer must either (i) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message (as defined herein) in lieu of the Letter of Transmittal) and all other required documents to Computershare Trust Company, N.A., the Depositary for the Offer, and either deliver the certificates representing the Shares to be tendered along with the Letter of Transmittal to the Depositary or follow the procedure for book-entry transfer set forth in “The Tender Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares” or (ii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder.  A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender such Shares.

Any stockholder of the Company who wishes to tender Shares but cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the expiration of the Offer or cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure set forth in “The Tender Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares.”

Questions and requests for assistance may be directed to Okapi Partners LLC, the Information Agent for the Offer, at its telephone number, address and/or email address set forth on the back cover of this Offer to Purchase.  Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials also may be obtained from the Information Agent.  Stockholders also may contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents or for assistance concerning the Offer.

SCHEDULE I
SCHEDULE II

SUMMARY TERM SHEET

KPN B.V., a wholly owned subsidiary of Koninklijke KPN N.V. (“Parent”), is offering to purchase (the “Offer”) all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of iBasis, Inc. that it does not already own for $1.55 per share net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal.

The following are answers to some of the questions you, as a stockholder of iBasis, may have about the Offer.  We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred you because this summary may not contain all of the information that is important to you.  Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

We are KPN B.V., a private limited liability company organized under the laws of The Netherlands.  We are the owner of 40,121,074 Shares, representing approximately 56.3% of the Shares currently outstanding, and are a direct wholly owned subsidiary of Parent, a public company incorporated under the laws of The Netherlands.  Together with Parent and its and our respective subsidiaries, we are the leading telecommunications and information and communication technologies (“ICT”) service provider in The Netherlands, offering wireline and wireless telephony, internet and television to consumers, and end-to-end telecommunications and ICT services to business customers.  Celtic ICS Inc., a Delaware corporation (“Merger Sub”), is a wholly owned subsidiary of Purchaser that we have formed solely for purposes of the transactions contemplated by this Offer to Purchase.  See “Special Factors—Section 1—Background of the Offer” and “The Tender Offer—Section 8—Certain Information Concerning Parent, Purchaser, Merger Sub and Their Directors and Executive Officers.”

What are the classes and amounts of securities sought in the Offer?

We are seeking to purchase all of the outstanding Shares that we do not currently own.  See the “Introduction” to this Offer to Purchase and “The Tender Offer—Section 1—Terms of the Offer.”

How much are you offering to pay?  What is the form of payment?  Will I have to pay any fees or commissions?

We are offering to pay $1.55 per Share net to you, in cash, without interest and less any required withholding taxes.  If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not be required to pay brokerage fees or similar expenses.  If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, it may charge you a fee for doing so.  You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.  See the “Introduction” to this Offer to Purchase and “The Tender Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares.”

What is the market value of my Shares as of a recent date?

On July 10, 2009, the last full trading day before the initial public announcement of our intention to commence the Offer, the closing price of the Shares reported on The NASDAQ Global Market was $1.30 per Share.  On July 27, 2009, the last full trading day before the date this Offer to Purchase was filed with the Securities and Exchange Commission, the closing price of the Shares reported on The NASDAQ Global Market was $1.85 per Share.  We encourage you to obtain a recent quotation for the Shares in deciding whether to tender your Shares.  See “The Tender Offer—Section 6—Price Range of Shares; Dividends.”

Do you have the financial resources to make payment?

We estimate that we will need approximately $52.5 million to purchase all of the currently outstanding Shares not already owned by us in the Offer and in a second-step merger with iBasis, which we intend to cause iBasis to consummate with Merger Sub following the successful completion of the Offer if we own at least 90% of the outstanding Shares at that time, and to pay related fees and expenses.  Parent, our parent company, will provide us with the necessary funds from cash on hand and/or borrowings under Parent’s revolving credit facility.  The Offer is not subject to any financing condition.  See “The Tender Offer—Section 9—Source and Amount of Funds” and “The Tender Offer—Section 13—Fees and Expenses.”

i

Is your financial condition relevant to my decision to tender my Shares in the Offer?

We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

●	the Offer is being made for all outstanding Shares that are not already owned by us solely for cash;

●	the Offer is not subject to any financing condition; and

●
we, through Parent, have sufficient funds available to purchase all Shares tendered and not withdrawn in the Offer in light of our and Parent’s financial capacity in relation to the amount of consideration payable.

See “The Tender Offer—Section 9—Source and Amount of Funds.”

How long do I have to decide whether to tender my Shares in the Offer?

Unless we extend the Offer, you will have until 12:00 midnight, New York City time, on Monday, August 24, 2009, to tender your Shares in the Offer.  If you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described later in this Offer to Purchase prior to that time.  See “The Tender Offer—Section 1—Terms of the Offer” and “The Tender Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and how will I be notified if the Offer is extended?

We may, in our sole discretion, extend the Offer at any time or from time to time for any reason.  If we extend the Offer, we will inform Computershare Trust Company, N.A., the Depositary for the Offer, of the extension and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.  See “The Tender Offer—Section 1—Terms of the Offer.”

What are the most significant conditions to the Offer?

The most significant conditions to the Offer are:

●
there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares representing at least a majority of the Shares outstanding immediately prior to the expiration of the Offer, excluding Shares owned by us, Parent, Merger Sub or any of our respective affiliates or any director or officer of us, Parent, Merger Sub or iBasis (which we refer to as the “Majority-of-the-Minority Condition”); and

●
there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, when added to the number of Shares already owned by us, represents at least 90% of the Shares outstanding immediately prior to the expiration of the Offer (which we refer to as the “90% Condition”).

The Offer is also subject to a number of other important conditions.  The Offer is not subject to any financing condition.  The Majority-of-the-Minority Condition is non-waivable.  Each other condition, including the 90% Condition, may, to the extent permitted by applicable law, be waived by us in our sole discretion.  See “The Tender Offer—Section 11—Certain Conditions of the Offer.”

How do I tender my Shares?

To tender your Shares, you must deliver to the Depositary for the Offer, prior to the expiration of the Offer, the certificates representing your Shares or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal.  If your Shares are held in street name (that is, through a broker, dealer, commercial bank, trust company or other nominee), they can be tendered by your nominee through The Depository Trust Company.  If you are unable to deliver to the Depositary by the expiration of the Offer any required document or instrument, you may still participate in the Offer by having a broker, bank or other fiduciary that is an eligible institution guarantee on or prior to the expiration of the Offer that the missing items will be received by the Depositary within three trading days after delivery of the guarantee to the Depositary.  For the tender to be valid, however, the Depositary must receive the missing items within that three trading day period.  See “The Tender Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw my previously tendered Shares?

You may withdraw your previously tendered Shares at any time until the Offer has expired and, if we have not accepted your Shares for payment by September 25, 2009, you may withdraw them at any time after that date up until the time we accept Shares for payment.  This right to withdraw will not apply to Shares tendered in any subsequent offering period, if one is provided.  See “The Tender Offer—Section 4—Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver to the Depositary, while you still have the right to withdraw Shares, a written notice of withdrawal, or a facsimile of one, with the required information.  If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your Shares.  See “The Tender Offer—Section 4—Withdrawal Rights.”

What does iBasis’s board of directors think of the Offer?

We have commenced the Offer without obtaining the prior approval or recommendation of iBasis’s board of directors or any special committee of the board of directors.  On July 21, 2009, iBasis issued a press release in which it stated that its board of directors had formed a special committee of independent directors to consider the Offer and to make a recommendation to the stockholders of iBasis, which recommendation iBasis urged its stockholders to consider before taking any action with respect to the Offer.  The consummation of the Offer is not conditioned upon and does not require the approval or recommendation of iBasis’s board of directors or special committee.  See “Special Factors—Section 1—Background of the Offer.”

Within 10 business days after the date of commencement of the Offer, iBasis is required by law to publish, send or give to you (and file with the Securities and Exchange Commission) a statement as to whether it recommends acceptance or rejection of the Offer, that it has no opinion with respect to the Offer or that it is unable to take a position with respect to the Offer.  See “Special Factors—Section 4—Position of the Company as to the Fairness of the Offer and Second-Step Merger.”

Is this the first step in a going private transaction?

Yes.  We are making the Offer for the purpose of acquiring as many as possible of the outstanding Shares not currently owned by us as a first step in acquiring the entire equity interest in iBasis.  If we are successful in acquiring the entire equity interest in iBasis, iBasis will no longer be publicly owned, will cease to be listed on The NASDAQ Global Market or any other stock exchange and will cease to be required to make filings with the Securities and Exchange Commission or to comply with the Securities and Exchange Commission rules relating to public companies.  See “Special Factors—Section 2—Purpose of and Reasons for the Offer; Consideration of Alternatives” and “Special Factors—Section 3—Plans for the Company; Certain Effects of the Offer.”

Do you have interests in the Offer that may be different from my interests as a stockholder of iBasis?

Yes.  Our interests in the Offer (and in any second-step merger) are different from those of stockholders being asked to sell their Shares.  In particular, iBasis stockholders should be aware that our financial interests with regard to the price to be paid in the Offer (and any second-step merger) are generally adverse to the financial interests of the stockholders being asked to tender their Shares.  Also, if you sell Shares in the Offer or your Shares are converted in any second-step merger, you will cease to have any interest in iBasis and will not have the opportunity to participate in any future dividends paid by iBasis or any future appreciation in the value of the Shares.  By contrast, we will benefit from any future increase, and bear the risk of any future decrease, in the value of iBasis.  In addition, we have interests resulting from the commercial relationship between us and iBasis that are different from and may be adverse to those of other stockholders of iBasis.  See “Special Factors—Section 9—Certain Relationships and Transactions” and “Special Factors—Section 12—Interests of Certain Persons in the Offer.”

What is your position as to the fairness of the transaction?

We believe that the transaction is fair to iBasis’s stockholders that are unaffiliated with iBasis based upon the factors set forth under “Special Factors—Section 5—Position of Parent, Purchaser and Merger Sub as to the Fairness of the Offer and Second-Step Merger.”

Have you held discussions with iBasis regarding the Offer?

We notified certain members of the board of directors of iBasis by telephone and by letter sent by e-mail on July 12, 2009, of our intent to launch the Offer.  We have not had any other material discussions or communications with iBasis regarding the Offer.  We have not had any material discussions or communications with iBasis regarding any other similar corporate transaction since we acquired the Shares currently owned by us on October 1, 2007.  We note that Eelco Blok is a member of iBasis’s board of directors as well as Parent’s Board of Management and that he participated in certain of Parent’s internal discussions regarding the transactions contemplated by this Offer to Purchase.  See “Special Factors—Section 1—Background of the Offer.”

Will the Offer be followed by a merger if all the Shares are not tendered in the Offer?

If, following the consummation of the Offer, we own, directly or indirectly, at least 90% of the outstanding Shares, we intend to cause iBasis to consummate a “short-form” merger with Merger Sub, unless it is not lawful to do so, in which all the remaining publicly held Shares are converted into the right to receive cash equal to the same price per Share as was paid in the Offer, without interest and less any required withholding tax (subject to appraisal rights for those stockholders that properly perfect and exercise such rights under Delaware law).

If, upon final expiration of the Offer, the 90% Condition has not been met, we will, in our sole discretion, either elect not to consummate the Offer or, if the Majority-of-the-Minority Condition has been met, waive the 90% Condition and acquire the tendered Shares.  In either case, we would thereafter review our options.  These include taking no further action and making no additional purchases of Shares, purchasing or disposing of Shares in the open market or in privately negotiated transactions, making a new offer or seeking to negotiate a merger or other business combination with iBasis.  No assurance can be given as to the price per Share that may be paid in any such future acquisition of Shares or the effect any such actions could have on the trading price of the Shares.

See the “Introduction” to this Offer to Purchase, “Special Factors—Section 3—Plans for the Company; Certain Effects of the Offer” and “Special Factors—Section 10—Appraisal Rights; Rule 13e-3.”

If I do not tender but the Offer is successful, how will the Offer affect my Shares?

If, following consummation of the Offer, we own, directly or indirectly, at least 90% of the outstanding Shares, we intend as soon as reasonably practicable following consummation of the Offer to cause iBasis to consummate a “short-form” merger under Delaware law with Merger Sub, unless it is not lawful to do so.  In the merger, all Shares held by the remaining stockholders would be converted into the right to receive cash equal to the same price per Share as was paid in the Offer, without interest and less any required withholding tax (subject to appraisal rights for those stockholders that properly perfect and exercise such rights under Delaware law).  Therefore, if the short-form merger takes place and you do not properly perfect your available appraisal rights, the only difference between tendering your Shares and not tendering your Shares in the Offer is that you will be paid earlier if you tender your Shares.  See the “Introduction” to this Offer to Purchase, “Special Factors—Section 3—Plans for the Company; Certain Effects of the Offer” and “Special Factors—Section 10—Appraisal Rights; Rule 13e-3.”

However, if the Offer is consummated but, following consummation, we own less than 90% of the outstanding Shares, directly or indirectly, we will not be able to cause iBasis to consummate a short-form merger and no assurance can be given as to whether we will seek or be able to consummate a second-step merger with iBasis thereafter.  In the event that a second-step merger is consummated, no assurance can be given as to the price per Share that may be paid in such merger or the timing of such consummation.  In the event that a second-step merger is not consummated, the number of stockholders and the number of Shares that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the Shares.  In addition, the Shares may no longer be eligible to be traded on The NASDAQ Global Market or any other securities exchange, and iBasis may, if eligible, cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission’s rules relating to public companies.  See the “Introduction” to this Offer to Purchase and “Special Factors—Section 3—Plans for the Company; Certain Effects of the Offer.”

Are appraisal rights available in either the Offer or any second-step merger?

Appraisal rights are not available in the Offer.  If the Offer is consummated and we subsequently consummate a second-step merger, and you did not validly tender your Shares in the Offer, you will be entitled to appraisal rights in connection with the second-step merger if you do not vote in favor of the merger and you otherwise comply with applicable Delaware law.  See “Special Factors—Section 10—Appraisal Rights; Rule 13e-3.”

If I tender, when and how will I be paid for my tendered Shares?

Subject to the terms and conditions described in this Offer to Purchase and the related Letter of Transmittal, we will pay for all Shares validly tendered and not withdrawn promptly after the expiration of the Offer.  See “The Tender Offer—Section 2—Acceptance for Payment and Payment for Shares.”

We will pay for your Shares by depositing the purchase price with the Depositary for the Offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you.  In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of such Shares, a properly completed and duly executed Letter of Transmittal and any other required documents.  See “The Tender Offer—Section 2—Acceptance for Payment and Payment for Shares.”

What are the United States federal income tax consequences of having my Shares accepted for payment in the Offer or receiving cash in any second-step merger?

The exchange of Shares for cash pursuant to the Offer or any second-step merger generally will be a taxable transaction for United States federal income tax purposes.  In general, a United States stockholder who holds the Shares as capital assets and sells them pursuant to the Offer or receives cash in exchange for Shares pursuant to any second-step merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to any second-step merger.  Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such Shares is more than one year at the time of consummation of the Offer or any second-step merger, as the case may be.  See “The Tender Offer—Section 5—Certain United States Federal Income Tax Consequences.”

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Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and any second-step merger.

Whom should I call if I have questions about the Offer?

You may call the Information Agent, Okapi Partners LLC, at (877) 869-0171 (toll free) or (212) 297-0720.  See the back cover of this Offer to Purchase.

To the Holders of Shares of
Common Stock of iBasis, Inc.:

INTRODUCTION

KPN B.V., a private limited liability company organized under the laws of The Netherlands (“Purchaser”), which is a direct wholly owned subsidiary of Koninklijke KPN N.V., a public company incorporated under the laws of The Netherlands (“Parent”), hereby offers to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of iBasis, Inc., a Delaware corporation (the “Company”), that are not already owned by Purchaser, at a price of $1.55 per Share net to the seller in cash, without interest and less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

Tendering stockholders who are record owners of their Shares and tender directly to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions.  Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.  Except as otherwise provided in Instruction 6 of the Letter of Transmittal, stockholders will not be obligated to pay stock transfer taxes with respect to the sale of Shares pursuant to the Offer.  Parent and/or Purchaser will pay all charges and expenses of the Depositary and Okapi Partners LLC (the “Information Agent”) incurred in connection with the Offer.  See “The Tender Offer—Section 13—Fees and Expenses.”

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares representing at least a majority of the Shares outstanding immediately prior to the expiration of the Offer, excluding Shares owned by Purchaser, Parent or any of their respective affiliates (including Celtic ICS Inc., a Delaware corporation (“Merger Sub”)) or any director or officer of Purchaser, Parent, Merger Sub or the Company (the “Majority-of-the-Minority Condition”) and (ii) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, when added to the number of Shares already owned by Purchaser, represents at least 90% of the Shares outstanding immediately prior to the expiration of the Offer (the “90% Condition”).  The Offer is also subject to other conditions set forth in this Offer to Purchase.  There is no financing condition to the Offer.  The Majority-of-the-Minority Condition is non-waivable.  However, Purchaser expressly reserves the right, to the extent permitted by applicable law, to waive or amend any other term or condition of the Offer, including the 90% Condition, in its sole discretion.  See “The Tender Offer—Section 1—Terms of the Offer” and “The Tender Offer—Section 11—Certain Conditions of the Offer.”

On July 21, 2009, the Company issued a press release stating that its board of directors had formed a special committee of independent directors to consider the Offer and make a recommendation to the stockholders of the Company, which recommendation the Company urged its stockholders to consider before taking any action with respect to the Offer.  The Company is required to file with the Securities and Exchange Commission (the “SEC”) and provide to stockholders, within 10 business days from the date of the commencement of the Offer, a “Solicitation/Recommendation Statement on Schedule 14D-9”, which will contain a statement of the Company’s position with respect to the Offer and other important information.  We recommend that stockholders of the Company review it carefully when it becomes available.  We note that the consummation of the Offer is not conditioned upon and does not require the approval or recommendation of the Company’s board of directors or the special committee.

The purpose of the Offer is to acquire as many as possible of the Shares not already owned by Purchaser as a first step in acquiring the entire equity interest in the Company.  If, following consummation of the Offer, we own, directly or indirectly, at least 90% of the outstanding Shares, then, as soon as reasonably practicable thereafter, Purchaser intends to contribute all of its Shares to Merger Sub, a wholly owned subsidiary of Purchaser, and cause Merger Sub and the Company to consummate, unless it is not lawful to do so, a “short-form” merger under Delaware law in which all Shares held by stockholders other than Merger Sub would be converted into the right to receive cash equal to the same price per Share as was paid in the Offer, without interest (subject to appraisal rights for those stockholders that properly perfect and exercise such rights under Delaware law).  See “Special Factors—Section 3—Plans for the Company; Certain Effects of the Offer.”

If, upon final expiration of the Offer, the 90% Condition has not been met, we will, in our sole discretion, either elect not to consummate the Offer or, if the Majority-of-the-Minority Condition has been met, waive the 90% Condition and acquire the tendered Shares.  In either case, we would thereafter review our options.  These include taking no further action and purchasing no additional Shares, purchasing or disposing of Shares in the open market or in privately negotiated transactions, making a new offer or seeking to negotiate a merger or other business combination with the Company.  No assurance can be given as to the price per Share that may be paid in any such future acquisition of Shares or the effect any such actions could have on the trading price of the Shares.

Notwithstanding the foregoing, the timing and details of any merger will depend on a variety of factors and legal requirements, actions of the board of directors of the Company, the number of Shares, if any, acquired by Purchaser pursuant to the Offer, and whether the Majority-of-the-Minority Condition, the 90% Condition and all other conditions set forth in “The Tender Offer—Section 11—Certain Conditions of the Offer” are satisfied or waived.  There can be no assurance that a second-step merger will be consummated if we consummate the Offer despite the failure of the 90% Condition to be satisfied or as to the timing or terms of any such second-step merger.  See “Special Factors—Section 3—Plans for the Company; Certain Effects of the Offer.”

According to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 (the “Form 10-Q”), as of April 30, 2009, 71,228,328 Shares were issued and outstanding.  According to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “Form 10-K”), as of December 31, 2008, approximately 4,246,000 Shares were subject to outstanding options and 432,000 Shares were subject to outstanding warrants.  According to the Form 10-Q, the Company granted options to purchase approximately 1,300,000 Shares during the quarter ended March 31, 2009.  See “The Tender Offer—Section 7—Certain Information Concerning the Company.”

Based on the Company’s Definitive Proxy Statement for its May 26, 2009 Annual Meeting of Stockholders, we estimate that, as of April 1, 2009, the officers and directors of the Company beneficially owned approximately 2,476,154 outstanding Shares (not including Shares subject to outstanding options held by such persons).  Purchaser owns 40,121,074 Shares as of the date hereof, representing approximately 56.3% of the outstanding Shares (assuming no change in the number of outstanding Shares since April 30, 2009).  Except for the 40,121,074 Shares currently owned by Purchaser, none of Parent, Merger Sub or, to the best of our knowledge, any director, officer or affiliate of Parent, Purchaser or Merger Sub (other than the Company and its subsidiaries) owns any outstanding Shares as of the date hereof.  See “The Tender Offer—Section 8—Certain Information Concerning Parent, Purchaser, Merger Sub and Their Directors and Executive Officers.”

Based on the foregoing, and assuming no exercise of options or warrants and no other changes to the foregoing (including the number of Shares outstanding), we estimate that approximately 28,631,100 Shares are outstanding as of the date hereof, excluding Shares owned by Parent, Purchaser, Merger Sub and their respective affiliates and the directors and officers of Parent, Purchaser, Merger Sub and the Company.  Therefore, based on the foregoing assumptions, we estimate that the Majority-of-the-Minority Condition would be satisfied if at least approximately 14,315,551 Shares were tendered (other than by any person identified in the immediately preceding sentence) and not withdrawn prior to the expiration of the Offer.  Assuming 71,228,328 Shares are outstanding at the time of expiration of the Offer, we estimate that the 90% Condition would be satisfied if at least approximately 23,984,422 Shares were tendered and not withdrawn prior to the expiration of the Offer.  These estimates are based solely on publicly available information and on assumptions that may change by the time of expiration of the Offer.  The actual number of Shares necessary to satisfy the Majority-of-the-Minority Condition or the 90% Condition may, and almost certainly will, differ from our current estimate.

This Offer to Purchase and the documents to which we refer in this Offer to Purchase include forward-looking statements.  These forward-looking statements include, among others, statements concerning our plans with respect to the acquisition of the Shares and any second-step merger and other matters pertaining to the Company, our projections and other statements concerning the Company’s future performance, other statements of expectation, belief, future plans and strategies, anticipated events or trends and similar projections, as well as any facts or assumptions underlying these statements or projections.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including risks and uncertainties relating to whether the conditions to the Offer will be satisfied and whether we will be able to consummate the plans we have described herein.  Except as required by applicable law, we undertake no obligation to update any forward-looking statements or to release publicly the results of any revisions to forward-looking statements to reflect events or circumstances after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events.

Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including, without limitation, financial information, has been taken from or based upon publicly available documents and records on file with the SEC and other public sources.  We do not assume any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to us.

This Offer to Purchase does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by written consent by, the Company’s stockholders.

This Offer to Purchase and the related Letter of Transmittal contain important information and should be read carefully in their entirety before any decision is made with respect to the Offer.

SPECIAL FACTORS

1.  Background of the Offer.

On June 21, 2006, Purchaser and the Company entered into a Share Purchase and Sale Agreement (the “Purchase and Sale Agreement”) pursuant to which the Company agreed to issue to Purchaser a number of Shares representing 51% of the outstanding Shares after such issuance (counting as outstanding for this purpose all Shares issuable upon exercise of all then in-the-money options, warrants and other rights, regardless of whether vested or subject to restrictions on exercise), and Purchaser agreed to pay the Company $55,000,000 in cash (subject to post-closing adjustments) and to transfer to the Company all of the outstanding shares of two wholly owned subsidiaries of Purchaser representing Parent’s and Purchaser’s international wholesale voice business.  Upon the closing of the transactions (the “2007 Transactions”) contemplated by the Purchase and Sale Agreement on October 1, 2007, the Company issued 40,121,074 Shares to Purchaser, and Purchaser paid the Company $55,000,000 in cash and transferred to the Company all of the outstanding shares of KPN Global Carrier Services B.V., a private limited liability company organized under the laws of The Netherlands now known as iBasis Netherlands B.V. (“KPN GCS”), and KPN International Network Services, Inc., a Delaware corporation (“KPN INS”).  The Shares issued to Purchaser pursuant to the Purchase and Sale Agreement are all the Shares currently owned by Purchaser and, taking into account Share repurchases and issuances made by the Company since October 1, 2007, currently represent approximately 56.3% of the Shares outstanding (on an undiluted basis).  See “Special Factors—Section 9—Certain Relationships and Transactions” and “Special Factors—Section 11—Transactions and Relationships Concerning the Shares.”

On June 19, 2006, in connection with the Purchase and Sale Agreement, Purchaser, Parent and KPN GCS entered into a Framework Services Agreement (the “Framework Services Agreement”) pursuant to which, among other things, Purchaser appointed KPN GCS as its exclusive provider of international direct dialing, ISDN, Telex and Inmarsat services for all wholesale international telephone and fax traffic originating from or carried over the fixed networks of Parent and Purchaser and their respective subsidiaries and affiliates (collectively, but excluding the Company and its subsidiaries for purposes of this definition, the “KPN Group”) and Parent appointed KPN GCS as a preferred supplier of mobile services for Parent and Purchaser and their respective subsidiaries and affiliates.  In addition, Purchaser agreed to provide certain transition services to KPN GCS under the Framework Services Agreement.  See “Special Factors—Section 9—Certain Relationships and Transactions.”

Parent’s Board of Management reviews the business of Parent and its subsidiaries on an ongoing basis and, as a regular part of that process, considers potential opportunities for business combinations, acquisitions, dispositions and other alternatives from time to time.  In October 2008, certain members of Parent’s management formed a working group to evaluate the Company’s performance during the period since Purchaser became the Company’s majority owner in October 2007.  Noting declines in key operating and financial metrics of the Company during that period, as well as a decreased Share price, among other things, the working group undertook a preliminary review and analysis of Parent’s and Purchaser’s options with respect to the Company, which options were considered to include acquiring the outstanding Shares not already owned by Purchaser, selling Purchaser’s Shares and maintaining Purchaser’s current ownership stake.  The working group requested preliminary advice from Cravath, Swaine & Moore LLP (“Cravath”) regarding legal considerations generally applicable to going private transactions.

Parent’s Board of Management discussed the working group’s evaluation of the Company’s performance during the period since October 2007 at a meeting held on October 30, 2008.  At that meeting, the working group advised Parent’s Board of Management that it was reviewing Parent’s and Purchaser’s options with respect to the Company.  Parent’s Board of Management determined at that time to continue to focus on improving the performance of the Company under the existing ownership structure.

On January 26, 2009, the Company announced that it would recognize a goodwill impairment charge in the fourth quarter of 2008 under accounting principles generally accepted in the United States (“GAAP”).  According to the Form 10-K, the Company had previously conducted an analysis to determine whether there had been an impairment of the carrying value of its goodwill as of September 30, 2008, and had concluded that there had been no impairment as of that date.  In the Form 10-K, the Company stated that the primary reasons for the difference in conclusions that goodwill was not impaired as of September 30, 2008, but was impaired as of December 31, 2008, were the continued decline in the price of the Shares during the quarter ended December 31, 2008, forecasts of future revenues which were lower than the forecasts used in the impairment analysis performed as of September 30, 2008 and lower revenues in the quarter ended December 31, 2008 as compared to the quarter ended September 30, 2008 and compared to the Company’s expectations for that quarter.  The Company stated in the Form 10-K that the forecasted revenues and long-term growth rates used in the December 31, 2008 analysis were lower than those used at September 30, 2008 as a result of the macroeconomic conditions and events that transpired in the global markets during the fourth quarter of 2008.  On January 27, 2009, Parent announced that its fourth quarter 2008 results would include its 56% share of this goodwill impairment charge at the Company, amounting to €67 million under International Financial Reporting Standards (“IFRS”).

In April 2009, after the Company’s performance had continued to deteriorate in terms of certain key metrics, including total net revenues and Share price, the working group gave renewed consideration to Parent’s and Purchaser’s options with respect to the Company and consulted with Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and Cravath regarding these options.  Parent’s Board of Management and members of the working group discussed these options at a meeting held on April 16, 2009.  Parent’s Board of Management instructed the working group to continue to give consideration to Parent’s and Purchaser’s options at that time.

On April 22, 2009, members of the working group met separately with Morgan Stanley and Cravath in New York to discuss Parent’s and Purchaser’s options with respect to the Company.  The working group held regular conference calls with its advisors over the following weeks.

On April 27, 2009, the Company announced that it had conducted an additional goodwill impairment analysis as it considered the continued decline in its market capitalization may have impaired the carrying value of its goodwill further.  Although, under GAAP, the Company determined that the carrying value of its goodwill was not impaired further as of March 31, 2009, Parent, pursuant to IFRS, announced on April 28, 2009 that its first quarter 2009 results would include an additional goodwill impairment charge of €11 million, triggered by the continued decline in the market capitalization of the Company.

On May 11, 2009, following an unsolicited contact by a leading private investment firm focused on technology industries (“Party A”), a representative of the KPN Group held a telephone call with representatives of Party A in which representatives of Party A expressed Party A’s interest in acquiring Shares.  On that telephone call, the KPN Group representative told Party A’s representatives that the KPN Group was not interested in selling any portion of its interest in the Company.

On May 13, 2009, Morgan Stanley presented discussion materials to the working group via teleconference.  These materials included a situation overview, preliminary Company valuation considerations and a review of Parent’s and Purchaser’s options with respect to the Company.  These options included acquiring the Shares not already owned by Purchaser, selling Purchaser’s stake in the Company and maintaining Purchaser’s current ownership position in the Company.  Morgan Stanley and Cravath presented analyses regarding alternative approaches and transaction structures for a going private transaction, as well as considerations regarding timing of such a transaction.

On June 3, 2009, Morgan Stanley presented to the working group via teleconference Morgan Stanley’s preliminary valuation analyses.  See “Special Factors—Section 6—Summary of Morgan Stanley Presentations”.

On June 4, 2009, at a meeting of Parent’s Board of Management, members of the working group made a presentation regarding Parent’s and Purchaser’s options with respect to the Company and discussed preliminary valuation analyses and a description of a potential tender offer process.  Parent’s Board of Management authorized the working group to make preliminary preparations for a potential tender offer to acquire the Shares not already owned by Purchaser but did not authorize an offer at that time.

On June 5, 2009, Parent received a letter from Party A in which Party A presented a non-binding, indicative proposal to acquire the outstanding Shares, including some or all of the Shares held by the KPN Group.  In the June 5 letter, Party A indicated that it would value the Company at $1.75 per Share based on information then available to it.  Party A indicated that, prior to signing any definitive agreement, it would require due diligence, internal approvals and the negotiation and execution of definitive transaction agreements.  On June 16, 2009, Parent delivered a letter to Party A reiterating its position that the KPN Group was not interested in selling any portion of its interest in the Company.  The KPN Group has had no further contacts with Party A since that time.

On July 6, 2009, Parent’s Board of Management notified Parent’s Supervisory Board that an offer to acquire the Shares not already owned by Purchaser was under consideration.

At the request of the working group, on July 8, 2009, Morgan Stanley presented updated valuation analyses to the working group via teleconference, which analyses are summarized in “Special Factors—Section 6—Summary of Morgan Stanley Presentations”.

At a meeting on July 9, 2009, Parent’s Board of Management held a discussion with members of the working group regarding considerations pertinent to an acquisition of the Shares not already owned by Purchaser.  Following that meeting, Parent’s Board of Management provided updated notice to Parent’s Supervisory Board regarding the status of Parent’s consideration of an offer to acquire Shares.

On July 11, 2009, after further discussions via teleconference with members of the working group, Parent’s Board of Management authorized a tender offer for all of the outstanding Shares not already owned by Purchaser at $1.55 per Share.

On July 12, 2009, W.T.J. Hageman, Parent’s representative to the Company, placed calls to Ofer Gneezy, the President, Chief Executive Officer and Chairman of the Board of the Company, Gordon J. VanderBrug, the Executive Vice President and a director of the Company, and Dr. W. Frank King, an independent director of the Company (attempts to reach the Company’s other independent directors by telephone on July 12, 2009, were unsuccessful), to notify them that Parent would be announcing on the morning of July 13, 2009 its intent to commence a tender offer for all of the outstanding Shares not already owned by Purchaser at $1.55 per Share.  Promptly thereafter, Parent sent the following letter by email to the board of directors of the Company:

Board of Directors
iBasis, Inc.
20 Second Avenue
Burlington, MA 01803

Members of the Board,

Royal KPN N.V. (“KPN”) is pleased to advise you that it intends to commence, through its wholly owned subsidiary KPN B.V., a tender offer for all of the outstanding shares of common stock of iBasis, Inc. (“iBasis”) not already owned by KPN or its subsidiaries at an offer price of $1.55 per share in cash.

This offer price represents a premium of 19.2% over the closing price of the shares on 10 July 2009 (or 27.0% when iBasis’s significant net cash balance of approximately $0.37 per share is taken into account) and 33.6% over the average closing price during the past three months. In light of these considerations, we believe the price we intend to offer is fair to the shareholders of iBasis (other than KPN and its affiliates). Furthermore, our proposal represents a unique opportunity for the public shareholders of iBasis to obtain liquidity in the near term.

We believe the proposed transaction would enable KPN and iBasis to optimize our partnership in the current challenging economic and competitive environment.  The transaction will provide iBasis with increased access to the resources of KPN, which we anticipate will place iBasis in a better position to confront its competitive challenges and improve its operational and strategic potential.

The tender offer will be conditioned upon, among other things, the tender of a majority of the shares of iBasis not owned by KPN and its affiliates or the directors and officers of iBasis, as well as the tender of a sufficient number of shares to bring KPN’s ownership interest to at least 90% of the outstanding shares of iBasis. If we own at least 90% of the outstanding shares of iBasis following consummation of the tender offer, we intend to consummate a subsequent “short-form” merger transaction in which shares that are not tendered in the tender offer would be converted into the right to receive cash at the same price offered in the tender offer. There will be no financing condition associated with the tender offer. KPN expects to finance the tender offer from existing financing sources.

In considering our proposal, you should be aware that we are interested only in acquiring the iBasis shares not already owned by us and that we will not sell our stake in iBasis or consider any strategic transaction involving iBasis other than the proposal outlined here.

We intend to commence our tender offer by the end of July. We expect that the Board of Directors of iBasis will form a special committee of independent directors that will make a recommendation with respect to our offer. We will encourage the special committee to retain its own legal and financial advisors to assist in its function.

We are hopeful that by proceeding with a tender offer we will be able to complete the acquisition of the public iBasis shares quickly and thereby enable the shareholders of iBasis to receive payment for their shares earlier than would be the case if we sought to negotiate a merger agreement.

In the morning of 13 July 2009, we will file a Schedule 13D amendment, and as such, we feel compelled to issue a press release, a copy of which is attached for your information. We expect to issue this press release prior to the opening of the Euronext Amsterdam market on 13 July 2009.

Daniël Braat will be overseeing this proposed transaction from KPN. If you have any questions concerning our proposal, please feel free to contact him.

Kind regards,

W.T.J. Hageman
Executive Vice President Finance

On July 13, 2009, Parent filed an amendment to its Schedule 13D and issued a press release announcing its intent to commence the Offer.

On July 13, 2009, following Parent’s announcement that it intended to commence the Offer, the Company issued a press release and filed it with the SEC under cover of Schedule 14D-9 stating that it anticipated that the Company’s board of directors would form a special committee of independent directors to consider the Offer.  On July 21, 2009, the Company issued a press release, which it filed with the SEC under cover of Schedule 14D-9, stating that its board of directors had formed a special committee of independent directors and that the special committee will consider the Offer and make a recommendation to the stockholders of the Company, which recommendation the Company urged its stockholders to consider before taking any action with respect to the Offer.

On July 28, 2009, the Offer was commenced.

2.  Purpose of and Reasons for the Offer; Consideration of Alternatives.

Purpose of and Reasons for the Offer.  The purpose of the Offer is to acquire as many as possible of the Shares not already owned by Purchaser as a first step in acquiring the entire equity interest in the Company.  See “Special Factors—Section 3—Plans for the Company; Certain Effects of the Offer.”

Deregulation and increased competition, among other factors, have contributed to a decline in several key operating and financial metrics of the Company since we acquired our stake in the Company on October 1, 2007.  Most notably, the Company has experienced a substantial overall decline in total net revenues since October 1, 2007, and its stock price has fallen from $7.82 per Share on October 9, 2007 (which date followed the dividend in the amount of $113 million that was paid to Company stockholders other than Purchaser on October 8, 2007), to $1.30 per Share on July 10, 2009, the last trading day before we announced the Offer.  We recognize that a portion of the decline in the Company’s total net revenues may be attributable to a decision by the Company to focus on more profitable minutes and that this decision may have been responsible in part for improvements in certain metrics of the Company’s performance, such as gross margin, realized by the Company in recent quarters.  However, we believe that the long-term sustainability of the Company will depend on its ability to reverse the downward trend in, and to begin to grow, revenues.  Although we are cautiously optimistic that the Company will experience modest revenue growth in the coming years (see “Special Factors—Section 7—Certain Projected Company Financial Information—Parent Projections”), we believe that prospects for improvement in the Company’s performance, in terms of revenues and otherwise, would be better if the Company were a wholly owned member of the KPN Group than they are so long as the Company is an independent company.

More specifically, we believe that the acquisition by Purchaser of all of the outstanding Shares not currently owned by Purchaser offers the following potential benefits for the Company and the KPN Group:

●
Causing the Company to become a wholly owned member of the KPN Group would enable the Company and the KPN Group to integrate decision-making in a way that we believe would enable swifter and more effective execution of their business plans and strategies.

●	Full ownership of the Company would facilitate the sharing of technologies, assets, knowledge and expertise between the Company and the KPN Group.

●	The combination of the Company and the KPN Group could result in cost-savings and operational efficiencies.

●
As a wholly owned subsidiary of Parent, the Company would no longer be a public reporting company and would be relieved of the obligation to comply with costly public company reporting obligations.  We estimate that, after ceasing to be a public reporting company, the Company may save up to $3 million per year in costs associated with such reporting obligations alone.

●
If the Company were no longer publicly traded, the Company’s management would be able to focus on executing its long-term strategy without the daily stock price fluctuations and other distractions attendant to managing a public company.

●	As a wholly owned member of the KPN Group, the Company would be able to take greater advantage of the economies of scale and other benefits associated with being a part of the KPN Group.

●
The KPN Group has greater capacity for financing and is able to obtain financing on better terms than the Company.  Greater access to financing would enhance the ability of the Company to take advantage of growth opportunities when they arise.  Given the increasing importance of scale in the industry, we believe that the enhanced ability of the Company to pursue opportunities for growth that would result from being a wholly owned member of the KPN Group would put the Company in a stronger position going forward than it is currently in.

●	Acquiring the Shares not currently owned by Purchaser will give the KPN Group increased access to the Company’s cash flows.

We also believe that the Offer will have the benefits for stockholders of the Company that are unaffiliated with the Company that are described in “Special Factors—Section 5—Position of Parent, Purchaser and Merger Sub as to the Fairness of the Offer and Second-Step Merger.”

In deciding to make the Offer at this time, we considered that the integration of KPN GCS into the Company is now substantially complete, enabling a clear assessment to be made of the potential benefits of acquiring the publicly held Shares.  We also considered that delaying the Offer would mean foregoing the opportunities for the Company to improve its operations and competitive position that full membership in the KPN Group would provide during a time of opportunity for the industry.

Although we believe that there may be significant opportunities associated with the transactions contemplated by this Offer to Purchase, we realize that there also are substantial risks and uncertainties, including risks relating to the Company’s prospects, downward industry pricing trends, the availability of attractive opportunities for growth and other means of improving the Company’s competitive position and the economy in general, and there can be no assurance of the successful integration of the KPN Group’s and the Company’s operations or realization of any or all of the operational and other benefits anticipated by us in connection with the acquisition of the Company or the timing thereof.

Consideration of Alternatives.  In addition to a going private transaction, we considered that our other options were to sell Purchaser’s Shares or to maintain Purchaser’s current stake in the Company.  In determining not to sell Purchaser’s Shares, we considered that we regard the Company as an important component of the overall business of the KPN Group.  In considering whether our objective of improving the Company’s prospects might be achieved while merely maintaining our current ownership position, we considered that the Company might improve its prospects if it were able to take advantage of growth opportunities as they arise.  However, we believe that the Company does not currently have the financial capacity to pursue a meaningful growth strategy.  We ultimately concluded that a going private transaction offers a greater opportunity than does the status quo for improving the performance of the Company, as described in more detail above.

Having decided to pursue an acquisition of the outstanding Shares not already owned by Purchaser, we determined that the appropriate transaction structure would be a cash tender offer, to be followed by a short-form merger at the same price per Share in the event that Purchaser owns at least 90% of the outstanding Shares following completion of the tender offer.  We also considered seeking to negotiate a merger agreement with a special committee of the Company’s board of directors.  In choosing to proceed by way of a tender offer to be followed by a short-form merger, rather than by way of a negotiated merger agreement, we considered, among other things, the following factors:

●
a tender offer would permit us to acquire the outstanding Shares that are not already owned by Purchaser on an expeditious basis and provide the Company’s stockholders with a prompt opportunity to receive a cash premium for their Shares;

●	a direct tender offer to the Company’s stockholders allows the decision regarding the proposed transaction to be made by the Company’s stockholders, who have an economic interest in the decision; and

●	a cash tender offer followed by a short-form merger is a transaction structure that is commonly used to effect an acquisition of the shares of a publicly traded company.

3.  Plans for the Company; Certain Effects of the Offer.

If, following consummation of the Offer, Purchaser owns, directly or indirectly, at least 90% of the outstanding Shares, then, as soon as reasonably practicable thereafter, Purchaser will contribute all of its Shares (and, to the extent necessary, any cash required for the short-form merger) to Merger Sub and cause Merger Sub and the Company to consummate, unless it is not lawful to do so, a “short-form” merger under Delaware law in which the Company would be the surviving corporation and all Shares held by stockholders other than Merger Sub would be converted into the right to receive cash equal to the same price per Share as was paid in the Offer, without interest (subject to appraisal rights for those stockholders that properly perfect and exercise such rights under Delaware law).  Under Delaware law, if we own 90% or more of the outstanding Shares, we would be able to effect a second-step merger under the short-form merger provisions of Delaware law without a vote of, or prior notice to, the Company’s board of directors or the Company’s stockholders (so long as no shares of any other class of stock of the Company are outstanding).  See “Special Factors—Section 10—Appraisal Rights; Rule 13e-3” and “The Tender Offer—Section 12—Certain Legal Matters; Regulatory Approvals.”

If, upon final expiration of the Offer, the 90% Condition has not been met, we will, in our sole discretion, either elect not to consummate the Offer or, if the Majority-of-the-Minority Condition has been met, waive the 90% Condition and acquire the tendered Shares.  In either case, we would thereafter review our options.  Our options would include, among other things:

●	taking no further action and purchasing no additional Shares;

●
purchasing or disposing of Shares in the open market or in privately negotiated transactions (including purchases for the purpose of acquiring at least 90% of the outstanding Shares so that we could consummate a short-form merger under Delaware law);

●	making a new offer;

●	seeking to negotiate a merger or other business combination with the Company; or

●	a combination of two or more of the foregoing.

No assurance can be given as to the price per Share that may be paid in such future acquisition of Shares (if any) or the effect any such actions could have on the trading price of the Shares.

If we elect to consummate the Offer despite failing to own at least 90% of the outstanding Shares thereafter and a second-step merger is not consummated, non-tendering stockholders would receive no cash for their Shares and would bear the risk that the resulting reduction in the number of holders of Shares and the number of Shares that might otherwise trade publicly could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser.  We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.  In the event that a second-step merger is consummated in the circumstance in which we have consummated the Offer despite failing to own at least 90% of the outstanding Shares thereafter, no assurance can be given as to the price per Share that may be paid in such merger or the timing of such consummation.  We reserve the right to dispose of any Shares that we have acquired or may acquire.

Notwithstanding anything to the contrary herein, our commitment to cause Merger Sub and the Company to consummate a short-form merger if we own at least 90% of the outstanding Shares following consummation of the Offer is conditioned on our not ceasing thereafter to own at least 90% of the outstanding shares of each class of stock of the Company as a result of issuances of shares of stock of the Company or other changes to any shares of stock of the Company following such consummation but prior to the date of the short-form merger (including issuances pursuant to outstanding stock options or warrants).  Furthermore, we reserve the right, in our sole discretion, to structure the short-form merger other than as a merger of Merger Sub and the Company as described above, provided that such reservation does not otherwise alter our commitment to cause the Company to consummate a short-form merger as soon as reasonably practicable following consummation of the Offer unless it is not lawful to do so.

At present, two of the Company’s seven directors have been nominated by Purchaser.  Pursuant to the Company’s bylaws, from and after October 1, 2009, and for so long as Purchaser holds a majority of the capital stock of the Company entitled to vote for the election of directors (subject to qualifications described below in “Special Factors—Section 9—Certain Relationships and Transactions”), Purchaser will be entitled in connection with any annual or special meeting of stockholders of the Company at which members of the Company’s board of directors are to be elected to nominate for election at such meeting such number of directors as may be subject to election at such meeting so that, following such meeting, no fewer than four of the Company’s seven directors have been nominated by Purchaser.

Stock Quotation.  The Shares are currently listed on The NASDAQ Global Market (“NASDAQ”).  If Purchaser owns at least 90% of the outstanding Shares after consummation of the Offer, Purchaser intends to cause the Company and Merger Sub to consummate a short-form merger in which all remaining public stockholders receive cash for their Shares, and the Shares would cease to be listed on NASDAQ.  If Purchaser does not own at least 90% of the outstanding Shares after consummation of the Offer and a second-step merger is not consummated, then, depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of NASDAQ for continued listing on NASDAQ after consummation of the Offer.  Among these are requirements relating to the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held.  If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of NASDAQ for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.  In such a circumstance, the Shares might or might not be traded on other securities exchanges.  However, the extent of the public market for the Shares would depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as described below, and other factors.

Margin Regulations.  The Shares currently are “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares.  Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following consummation of the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration.  The Shares currently are registered under the Exchange Act.  Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record.  Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to going private transactions.  Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), may be impaired or eliminated.  If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for listing on NASDAQ.  We currently intend to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

Net Book Value and Net Earnings. As a result of the Offer, the direct and indirect interest of Purchaser and Parent, respectively, in the Company’s net book value and net earnings will increase to the extent of the number of Shares acquired in the Offer.  Following consummation of a second-step merger, Purchaser’s and Parent’s respective direct and indirect interest in such items will increase to 100% and Parent and its subsidiaries (including Purchaser) will be entitled to all benefits resulting from that interest, including all income generated by the Company’s operations and any future increase in the Company’s value.  Similarly, Parent and Purchaser will also bear the risk of losses generated by the Company’s operations and any decrease in the value of the Company after the second-step merger.  Accordingly, tendering stockholders and, after a merger, all other public stockholders of the Company will not have the opportunity to participate in any future dividends paid by the Company or any future appreciation in the value of the Shares and will not have any right to vote on corporate matters, nor will they face the risk of losses generated by the Company’s operations or decline in the value of the Company.  Upon the completion of the second-step merger, Parent’s and Purchaser’s beneficial interest in the Company’s net book value and net earnings (losses) would increase from approximately 56.3% as of the date hereof to 100%.  Based on the Company’s net book value as of March 31, 2009, this increase would result in Parent’s and Purchaser’s beneficial interest in the Company’s net book value increasing by approximately $37,782,000.  Assuming this increase in the Company’s net earnings (losses) had been effective for the year ended December 31, 2008 and the quarterly period ended March 31, 2009, this increase would have resulted in Parent’s and Purchaser’s beneficial interest in the Company’s net losses for the year ended December 31, 2008 and the quarterly period ended March 31, 2009 increasing by approximately $100,879,000 and $742,000, respectively.

Outstanding Stock Options.  Holders of stock options that are exercisable at any time prior to the expiration of the Offer may exercise such options pursuant to their terms and may tender the Shares so acquired, if such holders desire to do so, in the Offer.  We currently anticipate that all options that remain outstanding at the time of the second-step merger contemplated by this Offer to Purchase will be terminated in exchange for a cash payment for each option in an amount equal to the excess (if any) of the Offer Price over the exercise price of such option, to the extent consistent with the stock option plan applicable to such option.  Holders of such options would be eligible for such cash payment, if applicable, regardless of whether such options are otherwise vested or unvested.

Outstanding Warrants.  To the best of our knowledge, based on information contained in the Company’s public filings, warrants to purchase Shares remain outstanding under the Common Stock Purchase Warrant (the “Warrant”) issued to Tejas Securities Group, Inc., as of September 24, 2004.  We believe that, under the terms of the Warrant, after consummation of the Offer and a second-step merger, the Warrant would entitle the holder(s) thereunder to receive, upon payment of the exercise price and in lieu of the Shares the holder(s) is/are currently entitled to receive, the consideration such holder(s) would have been entitled to receive in the short-form merger had such holder(s) exercised the Warrant in full immediately prior to the short-form merger (together with any other cash or property such holder(s) may otherwise be entitled to receive thereunder).  The Company’s public filings indicate that other warrants are currently outstanding as well, but we cannot make any assessment of the treatment of such warrants in connection with the Offer or any second-step merger based on the information in such filings.

Other.  After completion of the Offer and a second-step merger, the Company will be a wholly owned subsidiary of Parent.  At such time, Parent expects to evaluate and review the Company and may consider changes to the Company’s management, business, assets, capitalization, corporate structure, operations, properties and strategic alternatives, as appropriate.  In addition, Parent may take steps to integrate the Company into the KPN Group’s business units and to ensure that the Company’s business will be conducted in a manner consistent with Parent’s overall business strategy.  As a result of this review and integration, it is possible that Parent or Purchaser would implement changes that could involve refinancing indebtedness, consolidating and streamlining certain operations, making changes to management, reorganizing or disposing of other businesses and operations and other matters.  We anticipate that we would make changes to the size and composition of the Company’s board.  After completion of the Offer and a second-step merger, Parent and Purchaser reserve the right to change our plans and intentions at any time, as we deem appropriate.  If the Offer is consummated but a second-step merger is not consummated for any reason, we will evaluate our plans for the Company, which may include one or more of the changes described above in this paragraph.

Other than the Offer and second-step merger, and except as otherwise disclosed in this Offer to Purchase, none of Parent, Purchaser, Merger Sub or any of their respective executive officers or directors has any present plan, proposal or negotiation that relates to or would result in: (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or its subsidiaries, (ii) the purchase, sale or transfer of a material amount of assets of the Company or its subsidiaries, (iii) any material change in the present dividend policy or indebtedness or capitalization of the Company, (iv) any change in the Company’s present board of directors or management, (v) any other material change in the Company’s corporate structure or business or (vi) the acquisition by any person of additional securities of the Company or the disposition by any person of securities of the Company.

4.  Position of the Company as to the Fairness of the Offer and Second-Step Merger.

Within 10 business days after the date of commencement of the Offer, the Company is required by law to publish, send or give to its stockholders (and to file with the SEC) a statement as to whether it recommends acceptance or rejection of the Offer, that it has no opinion with respect to the Offer or that it is unable to take a position with respect to the Offer.  As of the date of this Offer to Purchase, none of Parent, Purchaser or Merger Sub knows, to the best of their knowledge, whether any officer, director or affiliate of the Company who owns Shares (other than Purchaser) intends to tender Shares in the Offer.

The Company issued a press release on July 21, 2009 announcing the formation of a special committee of the board of directors of the Company in connection with the Offer and that the special committee has retained Jefferies & Company, Inc. to serve as its independent financial advisor and Gibson, Dunn & Crutcher LLP to serve as its independent legal advisor.  The Offer and second-step merger do not require the approval of (and have not been approved by) the board of directors of the Company or the special committee.  We anticipate that the special committee will make a recommendation with respect to the Offer within 10 business days after the date of commencement of the Offer.

5.  Position of Parent, Purchaser and Merger Sub as to the Fairness of the Offer and Second-Step Merger.

The rules of the SEC governing “going private” transactions such as the one contemplated herein require us, Parent, Purchaser and Merger Sub, to express our belief as to the fairness of the transaction to the Company’s stockholders that are unaffiliated with the Company.  We are making the statements included in this Section 5 solely for the purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act.  The views set forth below should not be construed as a recommendation to any stockholder of the Company as to whether such stockholder should tender Shares in response to the Offer or how such stockholder should act in respect of a second-step merger (including in respect of voting on the approval of a second-step merger if a vote of the Company’s stockholders is required).

We believe that the Offer Price is fair to the Company’s stockholders that are unaffiliated with the Company, based upon the following factors, each of which, in our judgment, supports our view as to the fairness of the Offer Price:

●
The Offer Price represents a premium of approximately 19.2% over the closing price of the Shares on July 10, 2009, the last full trading day prior to the initial public announcement of our intent to commence the Offer (or 27.0% when iBasis’s significant net cash balance of $0.37 per Share as of March 31, 2009 is taken into account), and 33.6% over the average closing price during the three months preceding such date.

●
The closing sale price on the last full trading day prior to the initial public announcement of our intent to commence the Offer, to which the Offer Price represents a premium, already reflected a significant recent increase in value relative to the 52-week low closing price reached by the Shares on March 3, 2009.  The closing sale price of $1.30 on July 10, 2009 was 141% higher than the 52-week low closing price of $0.54 per Share on March 3, 2009.

●
We considered the analyses contained in the presentation provided by Morgan Stanley to a working group composed of members of Parent’s management on July 8, 2009.  These analyses are summarized below.  Morgan Stanley was not asked to provide and did not provide any opinion as to the fairness of the Offer Price to Parent or Purchaser or to the unaffiliated stockholders of the Company, and Morgan Stanley’s analyses do not constitute a recommendation to Parent or Purchaser with respect to the Offer Price or to the unaffiliated stockholders of the Company as to whether such stockholders should tender their Shares in response to the Offer or as to how such stockholders should act in respect of any potential second-step merger.  See “Special Factors—Section 6—Summary of Morgan Stanley Presentations.”

●	The premium represented by the Offer Price is comparable to premiums offered in prior acquisitions of a minority interest by a majority stockholder.

●	Neither the Offer nor the second-step merger contemplated hereby is subject to any financing or diligence condition.

●
The Company has experienced an overall decline in total net revenues since the fourth quarter of 2007.  We recognize that a portion of this decline may be attributable to a decision by the Company to focus on more profitable minutes and that this decision may have been responsible in part for improvements in certain metrics of the Company’s performance, such as gross margin, realized by the Company in recent quarters.  However, we believe that the long-term sustainability of the Company will depend on its ability to reverse the downward trend in, and to begin to grow, revenues.

●
According to the Company’s public filings, the Company is currently under investigation by the SEC in connection with the Company’s historical stock option grant practices.  Any enforcement action taken against the Company by the SEC could result in the assessment of a monetary penalty against the Company and may affect the ability of the Company’s current management to continue to serve in a management position in a U.S. public company.

●
In contrast to the uncertainty that unaffiliated stockholders of the Company face in light of certain of the preceding factors, the Offer provides unaffiliated stockholders with the certainty of a cash premium to the Company’s recent trading values prior to the initial public announcement of the Offer.

●
The Offer Price reflects the fact that we already own approximately 56.3% of the outstanding Shares.  Accordingly, the Offer and second-step merger do not involve a change of control.  As a result, the Offer Price should not be expected to, and does not, reflect a control premium.

●
We are not interested in pursuing a sale of all or any portion of our interest in the Company.  Accordingly, the only likely circumstance in which unaffiliated stockholders of the Company will receive a premium to the market price of the Shares is a transaction in which we acquire all of the equity interest in the Company that we do not already own.

●
The Offer provides unaffiliated stockholders of the Company that are considering selling their Shares with the opportunity to sell their Shares at the Offer Price without incurring all of the transaction costs typically associated with market sales.

In addition, we believe that the transaction is procedurally fair to the Company’s stockholders that are unaffiliated with the Company, based upon the following factors:

●
The Offer cannot be consummated unless a majority of the outstanding Shares, excluding Shares owned by Purchaser, Parent, Merger Sub or their respective affiliates or the directors or officers of Purchaser, Parent, Merger Sub or the Company, are validly tendered and not withdrawn in the Offer.  The Majority-of-the-Minority Condition is not waivable.

●	Each of the Company’s unaffiliated stockholders will be able to decide voluntarily whether to tender such stockholder’s Shares in the Offer.

●
If the Offer and short-form merger are consummated and an unaffiliated stockholder has elected not to tender, such stockholder will receive exactly the same type and amount of consideration in the merger as such stockholder would have received in the Offer.

●
We have committed to consummating a short-form merger as soon as reasonably practicable after the consummation of the Offer if we own at least 90% of the outstanding Shares at such time and it is lawful to do so.

●
If a second-step merger is consummated, unaffiliated stockholders who do not tender their Shares in the Offer and who properly perfect and exercise statutory appraisal rights under Delaware law will be entitled to have the fair value of their Shares determined by the Delaware Chancery Court and paid to them in cash.  See “Special Factors—Section 10—Appraisal Rights; Rule 13e-3.”

●
We have disclosed our internal projections as to the future performance of the Company as an independent company for consideration by unaffiliated stockholders.  See “Special Factors—Section 7—Certain Projected Company Financial Information.”

●
The Company has formed a special committee composed of independent directors to consider and make a recommendation with respect to the Offer, and the special committee has retained independent financial and legal advisors.  See “Special Factors—Section 4—Position of the Company as to the Fairness of the Offer and Second-Step Merger.”  We expect that unaffiliated stockholders will have the benefit of the special committee’s recommendation with respect to the Offer in deciding whether to tender.

●
Unaffiliated stockholders will have adequate time to consider the Offer and all material information before deciding whether to tender in the Offer.  The Offer will remain open for 20 business days, unless extended by us.  If we amend the Offer to include any material additional information, we will, if necessary to allow adequate dissemination and investor response, extend the Offer for a sufficient period to allow unaffiliated stockholders to consider the amended information.  Moreover, we anticipate that the special committee will make its recommendation and state its reasons therefor within 10 business days of the commencement of the Offer, leaving adequate time for unaffiliated stockholders to consider the position of the special committee before deciding whether to tender in the Offer.

We also considered the following factors, each of which we considered negative in our consideration of the fairness of the transaction to the Company’s stockholders that are unaffiliated with the Company:

●
The Shares have historically traded at higher levels than current and recent trading prices.  The 52-week average closing price on July 10, 2009, the last full trading day before the initial public announcement of our offer to acquire the Shares not already owned by us, was $1.84 per Share.  However, we also considered that we see no clear catalyst for significant improvement in Share trading prices in the foreseeable future.

●
The value of the consideration given by Purchaser in exchange for the Shares issued to it pursuant to the Purchase and Sale Agreement on October 1, 2007, was substantially greater than the Offer Price.  The value of the consideration given in that transaction, which consisted of a mix of cash, securities and other items of value, is difficult to quantify precisely.  However, we note that the closing price per Share on October 9, 2007, following the issuance of Shares to Purchaser on October 1, 2007 and following the payment of a $113 million dividend to Company stockholders other than Purchaser on October 8, 2007 as contemplated by the Purchase and Sale Agreement, was $7.82.

●
In June 2009, we received a non-binding, indicative proposal from a leading private investment firm focused on technology industries (“Party A”) to acquire the outstanding Shares, including some or all of the Shares held by the KPN Group, in which Party A valued the Company at $1.75 per Share.  We considered that Party A’s proposal contemplated the acquisition of our controlling stake in the Company and that the price that Party A or any other third party might be willing to pay for our controlling stake would be expected to be greater than the price that any party, including Purchaser, might be willing to pay for minority Shares.  We also considered that Party A’s proposal did not represent a firm offer and that, in view of the non-binding and highly conditional nature of the proposal, the indicative price it contained was not necessarily a reliable indicator of the amount that Party A or any other third party would ultimately be willing to pay for the Shares.  See “Special Factors—Section 1—Background of the Offer.”

●
Any unaffiliated stockholder that tenders Shares in the Offer or whose Shares are converted into cash in a second-step merger would not participate in future dividends paid by the Company, if any, and would not benefit from increases, if any, in the value of the Company and the Shares, including any increases due to a general economic recovery.

●	The sale of Shares in the Offer is generally taxable to unaffiliated stockholders. See “The Tender Offer—Section 5—Certain United States Federal Income Tax Consequences.”

●
If, following the consummation of the Offer, we own at least 90% of the outstanding Shares, no stockholder vote will be required in order for us to consummate a second-step merger in which remaining stockholders would have no choice but to accept cash in exchange for their Shares (subject, however, to any appraisal rights as described in “Special Factors—Section 10—Appraisal Rights; Rule 13e-3”).

●
If we do not own at least 90% of the outstanding Shares following the consummation of the Offer, there can be no assurance that a second-step merger will occur or with respect to the terms or timing of any second-step merger.

In reaching our conclusions as to fairness, we did not consider the liquidation value or net book value of the Company.  The liquidation value was not considered because the Company is a viable going concern and we have no plans to liquidate the Company.  Therefore, we believe that the Company’s liquidation value is irrelevant to a determination as to whether the Offer is fair to the Company’s stockholders that are unaffiliated with the Company.  Further, we did not consider net book value, which is an accounting concept, as a factor because we believe that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs.  The Company’s net book value per Share as of March 31, 2009, calculated by dividing stockholders’ equity by the number of Shares outstanding, was $1.21 per Share, which was less than the Offer Price.  We are not aware of any firm offers made by a third party to acquire the Company during the past two years and in any event have no intention of selling the Shares that Purchaser owns.  Accordingly, except as described above with respect to the non-binding, indicative proposal received from Party A, third-party offers were not considered in reaching our conclusion as to fairness.

The foregoing discussion of the information and factors considered and given weight by us in connection with our assessment of the fairness of the transaction to the Company’s stockholders that are unaffiliated with the Company is not intended to be exhaustive but is believed to include the material factors we considered.  We did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching our position as to the fairness of the transactions to the Company’s stockholders that are unaffiliated with the Company.  We believe that these factors provide a reasonable basis for our position that the transaction contemplated by this Offer to Purchase is fair to the Company’s stockholders that are unaffiliated with the Company.

6.  Summary of Morgan Stanley Presentations.

In connection with the consideration by Parent of the Offer, Parent engaged Morgan Stanley as its exclusive financial advisor, effective April 22, 2009.  Parent selected Morgan Stanley based on Morgan Stanley’s qualifications, experience, reputation and its knowledge of the business and affairs of Parent and the Company.  In connection with its engagement, on July 8, 2009, Morgan Stanley provided a written presentation to Parent’s working group, which included certain financial analyses (the “July 8 Presentation”).  The July 8 Presentation was preceded by preliminary financial analyses presented in writing by Morgan Stanley to Parent’s working group on June 3, 2009 (the “June 3 Preliminary Presentation”).

The July 8 Presentation and the June 3 Preliminary Presentation were each prepared for the purpose of assisting Parent in assessing the financial and strategic implications of a potential transaction involving the Company.  Morgan Stanley did not prepare the presentations for the purpose of recommending a fair or appropriate offer price for the Shares.  The analyses presented by Morgan Stanley do not purport to be appraisals or to reflect the prices at which Shares may actually trade.  Parent did not request, and Morgan Stanley did not provide to Parent, any opinion as to the fairness of the Offer Price to Purchaser, Parent, the Company or their stockholders.  Morgan Stanley did not determine or recommend the Offer Price of $1.55 per Share, which was determined by Purchaser and Parent, and did not determine that any potential offer price or consideration constituted appropriate consideration for the Offer.  The financial analyses performed by Morgan Stanley do not constitute, and should not be viewed as, a recommendation with respect to any matter pertaining to the Offer, including whether any stockholder of the Company should tender Shares into the Offer or take any other action in connection with the Offer or any second-step merger.

The full text of each of the July 8 Presentation and the June 3 Preliminary Presentation is attached as an exhibit to the Tender Offer Statement on Schedule TO filed with the SEC in connection with the Offer.  The description of each such presentation in this Offer to Purchase is qualified in its entirety by reference to such exhibit.  Each such presentation may be examined, and copies may be obtained from, the SEC in the manner described in “The Tender Offer—Section 8—Certain Information Concerning Parent, Purchaser, Merger Sub and Their Directors and Executive Officers—Available Information.”  Each such presentation is also available for inspection and copying at the principal executive offices of Parent, located at Maanplein 55, 2516 CK, The Hague, The Netherlands, during regular business hours by any interested stockholder of the Company or a representative of a stockholder of the Company who has been so designated in writing. Holders of Shares should read each such presentation in its entirety.

In preparing each of the July 8 Presentation and the June 3 Preliminary Presentation, Morgan Stanley, among other things:

●
reviewed certain publicly available financial statements and other business and financial information concerning the Company, including certain equity research analyst reports relating to the Company from the only firm providing research coverage of the Company (and which terminated its coverage of the Company following its report on February 6, 2009);

●
reviewed certain projections for the Company prepared by members of Parent’s working group (the “Parent Projections”) (see “Special Factors—Section 7—Certain Projected Company Financial Information”) and certain other financial and operating data concerning the Company prepared by Parent and provided to Morgan Stanley;

●	reviewed the reported prices and trading activity for the Shares;

●	compared the financial performance of the Company and the prices and trading activity of the Shares with that of certain other publicly-traded alternative carrier companies and their securities;

●	reviewed the financial terms, to the extent publicly available, of certain precedent minority buy-in transactions;

●	participated in discussions with members of Parent’s working group regarding their assessment of the strategic rationale for the acquisition of the publicly held Shares;

●	participated in discussions with members of Parent’s working group regarding the Parent Projections and the past and current business operations, financial condition and prospects of the Company; and

●	considered such other factors and performed such other analyses as Morgan Stanley deemed appropriate.

In addition, in preparing the July 8 Presentation, Morgan Stanley also:

●
reviewed a letter prepared by the Company’s management, setting forth certain unaudited monthly financial and operating results of the Company for the period from January 2009 through May 2009 (the “May 2009 Management Letter”), a copy of which was provided to Morgan Stanley by Parent; and

●
reviewed a 2009 budget for the Company, dated December 12, 2008, prepared by the management of the Company for the board of directors of the Company (the “2009 Plan”), a copy of which was provided to Morgan Stanley by Parent.

In preparing each of the July 8 Presentation and the June 3 Preliminary Presentation, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of publicly available information and other information supplied to it by Parent.  No information was provided by the Company to Morgan Stanley in connection with its presentation.  With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company.  Morgan Stanley is not a legal, tax or regulatory advisor.  Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Parent and its legal, tax or regulatory advisors with respect to such matters.  Morgan Stanley did not make an independent valuation or appraisal of the assets or liabilities of the Company, nor was Morgan Stanley provided with any such valuation or appraisal.  Morgan Stanley did not review the tax or accounting treatment of any transaction and its analyses do not cover such tax or accounting treatment, nor did it assume any particular tax or accounting treatment.  Morgan Stanley’s analyses were necessarily based on financial, economic, market and other conditions prevailing as of, and the information made available to Morgan Stanley as of, July 7, 2009, in the case of the July 8 Presentation, and May 29, 2009, in the case of the June 3 Preliminary Presentation.

The July 8 Presentation.  The following is a summary of the material financial analyses contained in the July 8 Presentation.  The following summary, however, does not purport to be a complete description of the analyses performed or factors considered by Morgan Stanley.  The order of the analyses described and the results of the analyses do not represent relative importance or weight given to these analyses by Morgan Stanley.  The preparation of a financial presentation is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.  Morgan Stanley believes that the summary provided and the analyses described below must be considered as a whole and that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its analyses.  In addition, Morgan Stanley and/or Parent may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions.  In addition, the following summary includes information in tabular format, which should be read together with the text of the summary.

Analysis of Selected Alternative Carrier Companies.  As part of its analysis, Morgan Stanley compared certain trading data of the Company with certain alternative carrier companies selected by Morgan Stanley, which are referred to in this discussion of Morgan Stanley’s analysis as the “selected alternative carriers.”  Morgan Stanley noted that none of the selected alternative carriers is identical to the Company and the comparability of the Company with the selected alternative carriers is limited because of the Company’s unique business model and financial profile.  For example, the selected alternative carriers differ from the Company and among themselves in many respects, including but not limited to their business models, business outlooks, sizes of operations, profitability, cash flow generation and market capitalizations.  Some selected alternative carriers own substantial telecommunications infrastructure; others, including the Company, do not.  These operational and financial differences may substantially affect the comparability of the selected financial carriers’ trading data with the Company’s.  In selecting and evaluating the selected alternative carriers, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters.  Mathematical analysis, such as determining the arithmetic mean or median, or the high or low, is not in itself a meaningful method of using data from the selected alternative carriers.  The selected alternative carriers included:

●	Level 3 Communications, Inc.

●	Global Crossing Limited

●	Vonage Holdings Corp.

●	Arbinet-thexchange, Inc.

●	IDT Corporation (Class B shares)

●	deltathree, Inc.

●	Fusion Telecommunications International, Inc.

●	Rapid Link, Incorporated.

Based upon actual 2008 results and publicly available Wall Street research analyst estimates for fiscal years 2009 and 2010, Morgan Stanley calculated the following multiples for each of the companies based on its closing stock price on July 7, 2009:

●	the multiple of aggregate value to the 2008 actual, 2009 estimated and 2010 estimated revenue (the “AV/Revenue Multiple”); and

●
the multiple of aggregate value to the 2008 actual, 2009 estimated and 2010 estimated earnings before interest, taxes, depreciation and amortization (“EBITDA” and, such multiple, the “AV/EBITDA Multiple”).

The following table sets forth the results of the analysis:

	AV/Revenue Multiple(1)			AV/EBITDA Multiple(1)
	2008A	2009E	2010E	2008A	2009E	2010E
Company(2)	0.04x	0.05x	0.05x	1.5x	1.6x	1.5x

Selected Alternative Carriers (Ranked by Equity Value)
Level 3 Communications, Inc.(3)	1.69x	1.90x	1.92x	8.0x	7.8x	7.5x
Global Crossing Limited(3)	0.54x	0.55x	0.52x	5.1x	4.2x	3.5x
Vonage Holdings Corp.	0.28x	0.28x	0.28x	5.9x	3.0x	2.9x
Arbinet-thexchange, Inc.	0.05x	NA	NA	3.4x	NA	NA
IDT Corporation (Class B shares)	0.00x	0.00x	0.00x	NM	NM	NM
deltathree, Inc.	0.47x	NA	NA	NM	NA	NA
Fusion Telecommunications International, Inc.	0.20x	NA	NA	NM	NA	NA
Rapid Link, Incorporated	0.90x	NA	NA	NM	NA	NA

Source  Company Filings, FactSet Research Systems

_______________________

Notes:

1.	Multiples labeled “not meaningful” (“NM”) when EBITDA was negative and “not available” (“NA”) when Wall Street estimates were unavailable.
2.
Aggregate value of Company reflects impact of 1.3 million options issued in the first calendar quarter of 2009, assumed to have been issued at a weighted average exercise price of $0.96; 2009 and 2010 metrics for the Company are based on last available estimates from Wall Street equity research analyst reports, the most recent of which was published on February 6, 2009.

3.	Aggregate value for Level 3 and Global Crossing calculated using market value of debt on or about July 7, 2009.

Morgan Stanley also compared the Company’s multiples and the average of the selected alternative carriers’ multiples.  Regarding the AV/Revenue Multiple calculated based on revenue earned over the twelve months prior to the aggregate value calculation date, the Company’s multiple was, as of July 7, 2009, 10% of the average of the selected alternative carriers’ multiples and, on average since February 4, 2008, 30% of the selected alternative carriers’ multiples. Regarding the AV/EBITDA Multiple calculated based on EBITDA earned over the twelve months prior to the aggregate value calculation date, the Company’s multiple was, as of July 7, 2009, 31% of the average of the selected alternative carriers’ multiples and, on average since February 4, 2008, 35% of the selected alternative carriers’ multiples.

                Implied Share Price Analysis.  Morgan Stanley calculated the range of prices for the Shares implied by certain historical trading data of the Company, certain historical financial results for the Company and a range of assumed financial results for the Company.  Specifically, Morgan Stanley calculated the multiples of the Company’s aggregate value to its prior twelve months and next twelve months revenue and EBITDA results, for the one year period ending on July 7, 2009.  Morgan Stanley then calculated the averages of such multiples over certain periods of time and, applying the Company’s actual results for the twelve months ended on March 31, 2009 and a range of assumed results for the next twelve months, calculated the prices of the Shares implied by the current and average historical multiples.  Morgan Stanley employed a range of revenue earned by the Company for the next twelve months of $1.0 billion to $1.3 billion and a range of EBITDA earned by the Company for the next twelve months of $30 million to $40 million.  The following tables set forth the results of the implied price calculations, assuming 71.5 million fully diluted shares outstanding, $22.0 million of debt and $48.6 million of cash as of March 31, 2009, and the current and historical multiples employed in such implied price calculations:

Implied Share Prices

Company Multiple Reference Range	Actual Last 12 Mos. Revenue	Assumed Next 12 Mos. Revenue			Actual Last 12 Mos. EBITDA	Assumed Next 12 Mos. EBITDA
Statistic(1)	$1,254.1	$1,000.0	$1,150.0	$1,300.0	$38.3	$30.0	$35.0	$40.0
Current(2)	$1.18	$1.01	$1.11	$1.20	$1.18	$1.03	$1.15	$1.26
3 Month Avg.	$1.12	$0.97	$1.06	$1.15	$1.12	$1.00	$1.10	$1.20
6 Month Avg.	$0.99	$0.87	$0.94	$1.01	$0.98	$0.87	$0.96	$1.04
Since 9/15/08(3)	$1.31	$1.10	$1.21	$1.32	$1.26	$1.05	$1.16	$1.27
One Year Avg.	$1.71	$1.39	$1.54	$1.70	$1.62	$1.25	$1.40	$1.55

Current and Historical Multiples

Company Multiple Reference Range	Revenue		EBITDA
Time Period	Actual Last 12 Mos.	Next 12 mos.	Actual Last 12 Mos.	Next 12 mos.
Current(2)	0.05x	0.05x	1.5x	1.6x
3 Month Avg.	0.04x	0.04x	1.4x	1.5x
6 Month Avg.	0.04x	0.04x	1.1x	1.2x
Since 9/15/08(3)	0.05x	0.05x	1.7x	1.6x
One Year Avg.	0.08x	0.07x	2.3x	2.1x

________________________

Notes:

1.             Statistics in $ millions
2.             As of July 7, 2009
3.             Date of Lehman Brothers bankruptcy

Discounted Cash Flow Sensitivity Analysis.  Morgan Stanley performed a discounted cash flow sensitivity analysis.  Such analysis was informed by Morgan Stanley’s review of Wall Street equity research analyst reports on the Company, the Parent Projections (which are summarized under “Special Factors—Section 7—Certain Projected Company Financial Information”), the May 2009 Management Letter and the 2009 Plan.  The discounted cash flow sensitivity analysis used as a baseline the Parent Projections for the year ended December 31, 2009 and assumed illustrative ranges of certain performance metrics for the following years and in perpetuity selected by Morgan Stanley based on its expertise and review of the sources mentioned above.

The analysis assumed a range of terminal perpetuity growth rates from -2.0% to 0.0%, a range of 2009 through 2014 compound annual revenue growth rates of -1.5% to 1.5%, a range of 2010 to 2014 average EBITDA margins of 2.5% to 3.5% and a 30% normalized tax rate. These assumptions were used to derive a range of projected unlevered future cash flows and terminal values for the Company.  The cash flows and terminal values were then discounted to present value, based on assumed weighted average costs of capital of 14.0% and 16.0%, and a valuation date of June 30, 2009, from which an implied range of per share equity values was derived.

For purposes of calculating the Company’s implied range of per Share equity values, Morgan Stanley assumed, as of June 30, 2009, fully diluted shares and balance sheet data as of March 31, 2009. This sensitivity analysis resulted in an implied per Share equity value range as of June 30, 2009 of $0.82 to $1.88 for the Company.

Precedent Transactions Analysis.  Morgan Stanley performed an analysis of twenty-six precedent minority buy-in transactions between $25 million and $500 million in size since 2001.  Morgan Stanley selected only those transactions in which the consideration consisted solely of cash, the target was a U.S. company and prior to the transaction the majority stockholder owned less than 90% of the target’s stock (but more than 50%).  Set forth below is a list of such transactions:

Announced	Target Name	Acquiror Name
3/25/2009	Hearst-Argyle Television Inc	Hearst Corp
3/23/2009	Cox Radio Inc	Cox Enterprises Inc
10/22/2007	Waste Industries USA Inc	Investor Group
2/22/2007	Great American Financial Resources Inc	American Financial Group Inc
10/9/2006	NetRatings Inc	VNU NV
3/21/2006	Erie Family Life Insurance Co	Erie Indemnity Co
9/13/2005	CoolSavings Inc	Landmark Communications Inc
4/12/2004	Edelbrock Corp	Investor Group
7/24/2003	Digex Inc	WorldCom Inc
6/2/2003	Ribapharm Inc	ICN Pharmaceuticals Inc
2/18/2003	Lexent Inc	Investor Group
1/13/2003	Next Level Communications Inc	Motorola Inc
7/30/2002	JCC Holding Co	Harrah's Entertainment Inc
7/9/2002	International Specialty Prods	Samuel J Heyman
3/18/2002	Meemic Holdings Inc	ProAssurance Corp
3/14/2002	Konover Property Trust Inc	Investor Group
2/19/2002	Travelocity.com Inc	Sabre Holdings Corp
10/10/2001	TD Waterhouse Group Inc	Toronto-Dominion Bank
10/1/2001	NCH Corp	Irvin Levy
8/22/2001	Homeservices Com Inc	MidAmerican Energy Holdings Co
8/21/2001	Spectra Physics Inc	Thermo Electron Corp
8/16/2001	Leeds Federal Bankshares Inc	Northwest Bancorp, Warren, PA
5/30/2001	Bacou USA Inc	Bacou SA
5/23/2001	Unigraphics Solutions Inc	Electronic Data Systems Corp
5/14/2001	Agency.com Ltd	Seneca Investments LLC
3/26/2001	CSFBdirect	CSFB

For each of these transactions, Morgan Stanley calculated the per share premium or discount of the initial and final offer prices to the closing market price of the target’s common stock for the last closing price prior to the transaction announcement, as well as to the average closing market price of the target’s common stock over the one-month, three-month and six-month periods prior to the transaction announcement.  For each of these transactions, Morgan Stanley also calculated the per share premium or discount of the initial and final offer prices to the highest and lowest closing market prices of the target’s common stock for the 12-month period prior to the transaction announcement and the premium or discount of the aggregate value implied by the initial and final offer prices to the aggregate value implied by the closing market price of the target’s common stock for the last closing price prior to the transaction announcement.  The table below summarizes Morgan Stanley’s findings:

Precedent Minority Buy-Ins	% Premium to Aggregate Value	% Premium to Price
	1 Day	1 Day	1 mo Avg.	3 Mo. Avg.	6 Mo. Avg.	Last 12 Mos. High	Last 12 Mos. Low
Initial
Median	13%	21%	26%	17%	13%	(19%)	62%
Mean	32%	29%	30%	24%	18%	(25%)	157%
High	469%	98%	126%	100%	122%	87%	1749%
Low	(39%)	(8%)	(7%)	(25%)	(51%)	(88%)	21%
Final
Median	19%	36%	38%	29%	24%	(8%)	84%
Mean	43%	44%	45%	38%	31%	(18%)	185%
High	641%	140%	154%	111%	122%	87%	1749%
Low	(68%)	7%	(4%)	(14%)	(45%)	(87%)	21%

Source  Public Filings, Press Releases, FactSet Research Systems

No company or transaction utilized in the precedent transaction analyses is identical to the Company or the Offer, respectively.

The June 3 Preliminary Presentation.  The June 3 Preliminary Presentation included:

●
an analysis of selected alternative carrier companies similar to that included in the July 8 Presentation and summarized above in this section under the heading “The July 8 Presentation—Analysis of Selected Alternative Carrier Companies,” focusing on the same eight companies identified above under such section and in which Morgan Stanley reviewed and analyzed valuation multiples and trading data available to Morgan Stanley as of May 29, 2009; the following table sets forth the results of such analysis:

	AV/Revenue Multiple(1)			AV/EBITDA Multiple(1)
	2008A	2009E	2010E	2008A	2009E	2010E
Company(2)	0.05x	0.05x	0.05x	1.7x	1.9x	1.8x

Selected Alternative Carriers (Ranked by Equity Value)
Level 3 Communications, Inc.(3)	1.51x	1.69x	1.71x	7.1x	7.0x	6.7x
Global Crossing Limited(3)	0.51x	0.52x	0.50x	4.8x	3.9x	3.4x
Vonage Holdings Corp.	0.30x	0.30x	0.30x	6.3x	3.2x	3.1x
Arbinet-thexchange, Inc.	0.05x	NA	NA	3.8x	NA	NA
IDT Corporation (Class B shares)	0.00x	0.00x	0.00x	NM	NM	NM
Fusion Telecommunications International, Inc.	0.26x	NA	NA	NM	NA	NA
deltathree, Inc.	0.28x	NA	NA	NM	NA	NA
Rapid Link, Incorporated	0.96x	NA	NA	NM	NA	NA

Source  Company Filings, FactSet Research Systems
________________________

Notes:

1.	Multiples labeled “not meaningful” (“NM”) when EBITDA was negative and “not available” (“NA”) when Wall Street estimates were unavailable.
2.
Aggregate value of Company reflects impact of 1.3 million options issued in the first calendar quarter of 2009, assumed to have been issued at a weighted average exercise price of $0.96; 2009 and 2010 metrics for the Company are based on last available estimates from Wall Street equity research analyst reports, the last of which was published on February 6, 2009.

3.	Aggregate value for Level 3 and Global Crossing calculated using market value of debt on or about May 29, 2009.

●
an implied share price analysis similar to that included in the July 8 Presentation and summarized above in this section under the heading “The July 8 Presentation—Implied Share Price Analysis,” focusing on the same historical trading data metrics, financial results and range of assumed financial results for the Company as identified above under such section and in which Morgan Stanley reviewed and analyzed valuation multiples available to Morgan Stanley as of May 29, 2009; the following table sets forth the results of the analysis:

Implied Share Prices

Company Multiple Reference Range	Actual Last 12 Mos. Revenue	Assumed Next 12 Mos. Revenue			Actual Last 12 Mos. EBITDA	Assumed Next 12 Mos. EBITDA
Statistic(1)	$1,254.1	$1,000.0	$1,150.0	$1,300.0	$38.3	$30.0	$35.0	$40.0
Current(2)	$1.31	$1.11	$1.22	$1.33	$1.31	$1.14	$1.27	$1.40
3 Month Avg.	$0.86	$0.77	$0.83	$0.89	$0.87	$0.79	$0.86	$0.93
6 Month Avg.	$0.98	$0.86	$0.93	$1.01	$0.95	$0.85	$0.93	$1.01
Since 9/15/08(3)	$1.32	$1.10	$1.21	$1.32	$1.26	$1.03	$1.14	$1.25
One Year Avg.	$1.91	$1.54	$1.72	$1.89	$1.79	$1.34	$1.50	$1.67

Current and Historical Multiples

Company Multiple Reference Range	Revenue		EBITDA
Time Period	Actual Last 12 Mos.	Next 12 mos.	Actual Last 12 Mos.	Next 12 mos.
Current(2)	0.05x	0.05x	1.7x	1.8x
3 Month Avg.	0.03x	0.03x	0.9x	1.0x
6 Month Avg.	0.03x	0.03x	1.1x	1.1x
Since 9/15/08(3)	0.05x	0.05x	1.7x	1.6x
One Year Avg.	0.09x	0.08x	2.6x	2.3x
________________________

Notes:

1.             Statistics in $ millions
2.             As of May 29, 2009
3.             Date of Lehman Brothers bankruptcy

●
a discounted cash flow sensitivity analysis similar to that included in the July 8 Presentation and summarized above in this section under the heading “The July 8 Presentation—Discounted Cash Flow Sensitivity Analysis,” informed by Morgan Stanley’s review of the same sources of information as identified above under such section other than the May 2009 Management Letter and the 2009 Plan (which had not made available to Morgan Stanley as of such time).  The discounted cash flow sensitivity analysis used as a baseline the actual results for the year ended December 31, 2008.  Morgan Stanley assumed a range of terminal perpetuity growth rates from -2.0% to 2.0%, a range of 2008 through 2014 compound annual revenue growth rates of -4.0% to 0.0%, a range of 2009 to 2014 average EBITDA margins of 2.25% to 3.25% and a range of assumed weighted average costs of capital of 14.0% to 16.0%.  This sensitivity analysis resulted in an implied per Share equity value range as of June 30, 2009 of $0.91 to $1.97 for the Company; and

●
a precedent transaction analysis similar to that included in the July 8 Presentation and summarized above in this section under the heading “The July 8 Presentation—Precedent Transaction Analysis,” performed on the same twenty-six precedent transactions and in which Morgan Stanley calculated and analyzed the same per share premiums and discounts of the initial and final offer prices as identified above under such section; the table below summarizes Morgan Stanley’s findings:

Precedent Minority Buy-Ins	% Premium to Aggregate Value	% Premium to Price(4)
	1 Day	1 Day	1 mo Avg.	3 Mo. Avg.	6 Mo. Avg.	Last 12 Mos. High	Last 12 Mos. Low
Initial
Median	13%	21%	26%	17%	13%	(19%)	62%
Mean	32%	29%	30%	24%	18%	(25%)	157%
High	469%	98%	126%	100%	122%	87%	1749%
Low	(39%)	(8%)	(7%)	(25%)	(51%)	(88%)	21%
Final
Median	18%	34%	36%	29%	25%	(7%)	83%
Mean	44%	41%	40%	38%	34%	(16%)	184%
High	641%	140%	96%	111%	122%	87%	1749%
Low	(68%)	7%	(4%)	(14%)	(18%)	(87%)	21%

Source  Company Filings, Public Filings, Press Releases, FactSet Research Systems

Miscellaneous.  Morgan Stanley is an internationally recognized investment banking and advisory firm.  Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley’s securities underwriting, trading and brokerage, foreign exchange, commodities and derivatives trading, prime brokerage, investment management and financing and financial services activities, Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, trade or otherwise structure and effect transactions, for its own account or for the account of customers, in the equity or debt securities or loans of the Company, Purchaser or Parent.  In the past two years, Morgan Stanley has provided financial advisory and financing services for Parent, and has received fees in connection with such services.

Under the terms of its engagement letter, Morgan Stanley agreed to provide Parent with financial advisory services in connection with the potential acquisition of the Shares, and Parent agreed to pay certain fees, reimburse Morgan Stanley for certain expenses and indemnify Morgan Stanley against certain liabilities.  See “The Tender Offer—Section 13—Fees and Expenses.”

Morgan Stanley’s analyses were one of many factors taken into consideration by Parent in deciding whether to proceed with the Offer.  The financial analyses performed by Morgan Stanley do not constitute, and should not be viewed as, a recommendation with respect to any matter pertaining to the Offer, including whether any stockholder of the Company should tender Shares into the Offer or take any other action in connection with the Offer or any second-step merger.

7.  Certain Projected Company Financial Information.

2009 Plan.  From time to time, as part of its regular financial planning process, the Company prepares financial and operating projections for the Company and provides this information to Purchaser and Parent.  In December 2008, the Company’s board of directors adopted and furnished to Purchaser and Parent the Company’s 2009 Plan (the “2009 Plan”), which contained projected financial and operating information for the Company for 2009.  Set forth below are the material items from the 2009 Plan.

($ mn)	Q1 2009E	Q2 2009E	Q3 2009E	Q4 2009E	2009E
Balance sheet data (end of period):
Cash and cash equivalents	40.0	41.4	50.7	63.0	—
Property and equipment, net	34.2	33.3	32.4	31.3	—
Total assets	649.7	649.9	659.9	676.0	—
Bank line of credit	27.0	27.0	27.0	27.0	—
Total liabilities	337.9	339.2	348.3	361.2	—
Stockholders equity	311.8	310.6	311.6	314.9	—
Statement of profit and loss data:
Total revenue	311.4	321.1	333.6	346.8	1,312.9
Gross profit	29.6	31.3	32.6	34.5	128.1
Total operating expenses	23.8	23.0	22.1	21.7	90.7
EBITDA	5.8	8.3	10.5	12.8	37.5
Net income	(4.3)	(1.8)	0.4	2.7	(3.1)
Adjusted EBITDA	6.4	8.9	11.6	13.4	40.4
Cash flow data:
Net cash (used)/provided by operating activities	2.9	10.6	13.3	16.2	42.9
Net cash from financing activities(1)	(9.3)	(9.3)	(3.9)	(3.9)	(26.3)
Free cash flow	(0.8)	6.8	9.5	12.4	27.9

(1)           Includes fixed asset additions of $3.8 million in each quarter of 2009.

The 2009 Plan does not contain definitions for the line items provided above or otherwise expressly indicate the method by which certain of the projected information provided above, such as EBITDA, Adjusted EBITDA and free cash flow (which are non-GAAP items), was calculated.

The foregoing information from the 2009 Plan has been included in this Offer to Purchase for the limited purpose of giving stockholders of the Company access to financial projections that were prepared by the Company’s management and delivered to Purchaser and Parent.  We believe the 2009 Plan was prepared for the Company’s internal purposes without a view to dissemination to the public, and that the projections in the 2009 Plan are based upon a variety of assumptions relating to the Company’s business which we believe the Company considered reasonable at the time.

However, the 2009 Plan does not reflect the Company’s actual performance since the 2009 Plan was prepared, nor does it reflect changes in the Company’s business or changes in the economy in general resulting from events which have occurred since the 2009 Plan was prepared in December 2008.  The Company’s actual results for the first and second quarters of 2009 differed significantly from the 2009 Plan in certain key respects (see “The Tender Offer—Section 7—Certain Information Concerning the Company”), casting doubt on the reliability of the 2009 Plan as a predictor of the Company’s results for the remainder of 2009.

Parent Projections.  In May 2009, members of Parent’s working group prepared independent projections (the “Parent Projections”) for the Company for internal use by us in connection with our consideration of the transactions contemplated by this Offer to Purchase.  The Parent Projections are summarized below:

($ mn)	2009E	2010E	2011E	2012E	2013E	2014E
Revenue	1,015.5	1,023.2	1,037.4	1,053.9	1,070.8	1,089.0
Gross profit	121.8	117.1	116.9	116.5	116.6	118.5
EBITDA	38.9	35.2	34.0	31.9	30.3	30.4
EBIT	7.0	4.7	4.8	6.4	13.3	14.0
Capex	(12.5)	(12.6)	(12.8)	(13.0)	(13.2)	(13.4)

In preparing the Parent Projections, the working group started with the Company’s actual financial results for 2008 and the first quarter of 2009 and projected future performance based on the following assumptions:

•	The Company remains a public company and does not engage in mergers and acquisitions or new outsourcing deals.
•	Aggregate minutes of use decline by 12% in 2009 and grow by 7% in 2010, 5% in 2011 and 3% per annum from 2012 through 2014.
•	Average aggregate price per minute declines by 13% in 2009, 6% in 2010, 3% in 2011 and 1% per annum from 2012 through 2014.
•	Average aggregate cost per minute declines by 15% in 2009, 5% in 2010, 3% in 2011 and 1% per annum from 2012 through 2014.
•	Operational expenses are estimated to be 8% of revenues in each period.
•	Capital expenditures are $12.5 million in 2009 and grow constantly with revenues from 2010 through 2014.
•	The Parent Projections (other than EBITDA and EBIT, which are non-GAAP items) are prepared under GAAP.
•
EBITDA is defined as earnings before interest expense, tax provision, depreciation expense and amortization expense.  EBITDA is not a measure of operating performance or liquidity defined by GAAP and, as used in the Parent Projections, may not be comparable to similarly titled measures presented by others.

•
EBIT is defined as earnings before interest expense and tax provision.  EBIT is not a measure of operating performance or liquidity defined by GAAP and, as used in the Parent Projections, may not be comparable to similarly titled measures presented by others.

The foregoing information regarding the Parent Projections has been included in this Offer to Purchase because we provided this information to Morgan Stanley in connection with the presentations described above in “Special Factors—Section 6—Summary of Morgan Stanley Presentations” and because stockholders of the Company might view this information as material in considering the Offer.  However, our inclusion of the Parent Projections in this Offer to Purchase should not be regarded as an indication that we believe that stockholders of the Company should rely on the Parent Projections in considering the Offer.  Stockholders of the Company should be aware that we have not updated the Parent Projections to reflect events occurring since we developed the Parent Projections in May 2009.

The nature of the Parent Projections is inherently speculative, representing an attempt to estimate the Company’s future performance given highly imperfect information.  For key assumptions used in arriving at the Parent Projections, we have no compelling reason for having assumed the values we assumed rather than any other value within a reasonable range.  Stockholders of the Company considering whether to tender in the Offer should view the Parent Projections accordingly.  There will be differences between actual results and the results included in the Parent Projections, and actual results for the periods to which such Parent Projections relate may be materially greater or less than those contained in the Parent Projections.

The 2009 Plan and the Parent Projections were not prepared with a view to public disclosure or compliance with guidelines of the SEC, the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board or any other similar body regarding projections or forecasts.  The 2009 Plan and the Parent Projections have not been examined or compiled by registered public accountants, nor has any registered public accountant expressed any conclusion or provided any form of assurance with respect to them.  The 2009 Plan and the Parent Projections were based on expectations, forecasts and assumptions at the time they were made concerning future events and involve risks and uncertainties, many of which are outside of our or the Company’s control, that could cause actual outcomes and results to differ materially from the 2009 Plan and/or the Parent Projections.  These risks and uncertainties include, among other things, risks relating to the Company’s historical stock option granting practices, including the SEC investigation and private litigation related thereto, general economic, capital and credit market conditions, potential governmental regulation of the services the Company provides as “telecommunications services”, the amount of traffic the Company is able to sell, increased competitive pricing pressure, volatility in foreign exchange rates, the inability of the Company to provide services at currently projected costs or prices and the other factors set forth under “Risk Factors” in the Form 10-K and Form 10-Q.

The inclusion of the 2009 Plan and the Parent Projections should not be regarded as an indication that we or any of our affiliates or representatives considers either the 2009 Plan or the Parent Projections to be a reliable prediction of future events, and the information should not be relied upon as such.  Neither we nor any of our affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company and, except to the extent required by applicable law, none of us intends to update or otherwise revise either the 2009 Plan or the Parent Projections to reflect circumstances existing after the date such projections were made or to reflect the occurrence of future events even if underlying assumptions are shown to be in error.

The PricewaterhouseCoopers LLP and the PricewaterhouseCoopers Accountants N.V. reports included in Item 8 of the Form 10-K, which is incorporated by reference in this document, refers exclusively to the Company’s historical financial information.  The PricewaterhouseCoopers LLP and the PricewaterhouseCoopers Accountants N.V. reports included in Item 8 of the Form 10-K, which is incorporated by reference in this document, does not cover any other information in this Offer to Purchase and should not be read to do so.

8.  Certain Effects on Stockholders and Conduct of the Company’s Business if the Offer is Not Consummated.

If the Offer is not consummated for any reason, stockholders of the Company will not receive any payment for their Shares in connection with the Offer.  Instead, the Company will remain a public company and the Shares will continue to be listed on NASDAQ (if otherwise qualified to be listed thereon), subject to changes in the business that may be effected by its management or as a result of external factors.  In addition, if the Offer is not consummated, we expect that the Company’s stockholders will continue to be subject to the same risks and opportunities as they currently are, subject to changes in the business of the Company that may be effected by its management or as a result of external factors, and there can be no assurance as to the effect of these risks and opportunities on the future value of the Shares.  If the Offer is not consummated, there can be no assurance that any other similar transaction acceptable to the Company or the Company’s stockholders will be offered by any person, or that the business, prospects or results of operations of the Company will not be adversely impacted.

If the Offer is not consummated, we anticipate that we will reevaluate our plans for the Company and that our options will include (i) taking no further action and purchasing no additional Shares; (ii) purchasing or disposing of Shares in the open market or in privately negotiated transactions (including purchases for the purpose of acquiring at least 90% of the outstanding Shares so that we could consummate a short-form merger under Delaware law); (iii) making a new offer; (iv) seeking to negotiate a merger or other business combination with the Company; or (v) a combination of two or more of the foregoing.  Pursuant to the Company’s bylaws, from and after October 1, 2009, and for so long as Purchaser holds a majority of the capital stock of the Company entitled to vote for the election of directors (subject to qualifications described below in “Special Factors—Section 9—Certain Relationships and Transactions”), Purchaser will be entitled in connection with any annual or special meeting of stockholders of the Company at which members of the Company’s board of directors are to be elected to nominate for election at such meeting such number of directors as may be subject to election at such meeting so that, following such meeting, no fewer than four of the Company’s seven directors have been nominated by Purchaser.  See “Special Factors—Section 3—Plans for the Company; Certain Effects of the Offer” and “Special Factors—Section 9—Certain Relationships and Transactions.”

9.  Certain Relationships and Transactions.

Purchase and Sale Agreement.  On June 21, 2006, Purchaser and the Company entered into the Purchase and Sale Agreement, pursuant to which the Company agreed to issue to Purchaser a number of Shares representing 51% of the outstanding Shares after such issuance (counting as outstanding for this purpose all Shares issuable upon exercise of all then in-the-money options, warrants and other rights, regardless of whether vested or subject to restrictions on exercise), and Purchaser agreed to pay the Company $55,000,000 in cash (subject to post-closing adjustments) and transfer to the Company all of the issued and outstanding shares of two wholly owned subsidiaries of Purchaser representing the KPN Group’s international wholesale voice business.  Upon the closing of the 2007 Transactions, the Company issued 40,121,074 Shares to Purchaser, and Purchaser paid the Company $55,000,000 in cash and transferred to the Company all of the outstanding shares of KPN GCS and KPN INS.  The Shares issued to Purchaser pursuant to the Purchase and Sale Agreement are all the Shares owned by Purchaser as of the date hereof.  Between May 2008 and August 2008, the Company repurchased approximately 3,900,000 Shares.  As a result of such repurchases, and taking into account other repurchases and issuances of Shares made by the Company since October 1, 2007, Purchaser currently owns approximately 56.3% of the outstanding Shares (on an undiluted basis).

The following is a summary of the material provisions of the Purchase and Sale Agreement that are still in effect.  The following summary does not purport to be a complete description of the Purchase and Sale Agreement and is qualified in its entirety by reference to the Purchase and Sale Agreement, a copy of which is attached as an exhibit to the Schedule 13D amendment filed with the SEC by Parent and Purchaser on October 11, 2007 and is incorporated herein by reference.  For a complete understanding of the Purchase and Sale Agreement, you are encouraged to read the full text of the Purchase and Sale Agreement.

The Purchase and Sale Agreement required a post-closing adjustment if it was determined after the closing date of the 2007 Transactions that, as of such date, the working capital or debt of the Company or KPN GCS differed from levels specified in the Purchase and Sale Agreement.  As a result of this provision, the Company owed Purchaser total post-closing adjustments of approximately $15.5 million.  In 2008, Purchaser forgave approximately $0.8 million in expenses incurred by KPN GCS since the closing of the 2007 Transactions, reducing the amount due to Purchaser in connection with the Purchase and Sale Agreement to approximately $14.7 million.  This amount was scheduled to be paid to Purchaser in three successive quarterly installments through the third quarter of 2008, with interest at a rate of 6% per annum.  In May 2008, the Company made the first payment of $5.2 million to Purchaser, including interest.  In September 2008, the Company and Purchaser revised the terms of the then remaining balance of $10.3 million to extend the payment date of the second installment payment to March 2009 and the final installment to June 2009 and to increase the interest rate on the principal amount to 7%, effective October 1, 2008.  These installments have been paid.

The Purchase and Sale Agreement also sets forth certain other ongoing rights and obligations of Purchaser and the Company, including the following, among others:

●
At any time that Purchaser holds less than 51% of the outstanding Shares (counting as outstanding for purposes of the Purchase and Sale Agreement all Shares issuable upon exercise of all in-the-money options, warrants and other rights, regardless of whether vested or subject to restrictions on exercise), Purchaser is entitled to purchase from the Company such number of additional Shares, at the then current market price (as specified in the Purchase and Sale Agreement), as may be required so that Purchaser holds 51% of the outstanding Shares.

●
In connection with any issuance by the Company of common or preferred stock to any party other than Purchaser (other than pursuant to the exercise of employee stock options and similar rights or pursuant to the exercise of options, warrants and similar rights that were in-the-money on October 1, 2007), Purchaser has the right to purchase (on the same terms as are applicable to the issuance to the third party) up to that number of shares of such class of stock that would represent a percentage of the total number of shares to be issued in such issuance (including to Purchaser) equal to the greater of 51% and the percentage of the outstanding capital stock of the Company owned by Purchaser immediately prior to such issuance.

●
In connection with any issuance of common or preferred stock by the Company upon the exercise of options, warrants or other rights issued pursuant to an employee benefits plan (other than any such rights that were in-the-money on October 1, 2007), the Company is required to repurchase shares of its capital stock (subject to applicable law and reasonable liquidity concerns) in an amount sufficient to maintain Purchaser’s percentage ownership of the Company immediately prior to such issuance.

●
Purchaser has the foregoing rights only so long as it owns a majority of the outstanding Shares (and during a grace period in the event that Purchaser’s percentage ownership of the Company falls below 50%).

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The Company has agreed, for a period of three years following October 1, 2007, not to transfer any shares of KPN GCS without the prior written consent of Purchaser, which consent may be withheld if Purchaser determines in good faith that such transfer would result in taxes in The Netherlands that could otherwise be avoided.

●	Purchaser has agreed not to vote to remove a director on the Company board for cause unless such removal is approved by a majority of the Company’s directors that were not nominated by Purchaser.

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The indemnification obligations of each of Purchaser and the Company in connection with breaches by such person of representations and warranties and covenants in the Purchase and Sale Agreement and with certain other matters remain in effect.

Pursuant to the Purchase and Sale Agreement, upon the closing of the 2007 Transactions, two members of the board of directors of the Company resigned and two replacement board members selected by Purchaser, Eelco Blok and Joost Farwerck, were appointed to the board.

Framework Services Agreement and Other Service Agreements.  On June 19, 2006, in connection with the Purchase and Sale Agreement, Purchaser, Parent and KPN GCS entered into the Framework Services Agreement.  Pursuant to the Framework Services Agreement, Purchaser appointed KPN GCS as its exclusive provider of international direct dialing, ISDN, Telex and Inmarsat services for all wholesale international telephone and fax traffic originating from or carried over the fixed networks of Parent and Purchaser and their respective subsidiaries and affiliates, and Parent appointed KPN GCS as a preferred supplier of mobile services for Parent and Purchaser and their respective subsidiaries and affiliates.  The term of the Framework Services Agreement is 10 years.

Pricing for the provision of international direct dialing, ISDN, Telex and Inmarsat services by KPN GCS is based on KPN GCS’s costs plus a specified fixed margin through 2009.  The margin for 2010 and each year thereafter is to be determined by separate negotiations between the parties.  Charges for transition services provided by Purchaser to KPN GCS under the Framework Services Agreement are market-based throughout the term of the agreement, and KPN GCS has the right to terminate the services provided by Purchaser at any time without penalty.

For the years ended December 31, 2008 and December 31, 2007, the KPN Group invoiced KPN GCS an aggregate amount of approximately $105.8 million and $114.2 million, respectively, for services related to the procurement and transmission of sending and receiving voice traffic pursuant to the Framework Services Agreement and other service agreements.  For the same periods, KPN GCS invoiced the KPN Group an aggregate amount of approximately $226.1 million and $197.3 million, respectively, for mobile services and international direct dialing and related services pursuant to the Framework Services Agreement and other service agreements.  In the first quarter of 2009, the Company received revenues from the KPN Group in the amount of $43.7 million and purchased data and telecommunication costs from the KPN Group in the amount of $15.3 million.

Bylaws.  In connection with the 2007 Transactions, the Company amended its bylaws (the “Bylaws”) to reflect certain arrangements between Purchaser and the Company.  These arrangements give Purchaser, among other things, a right to a specified level of board representation and veto rights over certain specified matters.  More particularly, under the Bylaws:

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From and after October 1, 2009, in connection with any annual or special meeting of stockholders of the Company at which directors are to be elected that is held during the “Control Period”, Purchaser is entitled to nominate for election at such meeting such number of directors as may be subject to election at such meeting so that no fewer than two members of the Company board of directors have been nominated by Purchaser without qualification and no fewer than two additional members of the Company board of directors who meet specified independence standards have been nominated by Purchaser.  The “Control Period” is any period of time during which Purchaser holds at least 50% of the capital stock of the Company entitled to vote in the election of directors, subject to a grace period in the event that Purchaser’s ownership level falls below 50% as specified in the Bylaws.  At the present time, two of the seven members of the board of directors of the Company have been nominated by Purchaser.

●
During the Control Period, a resolution of the board of directors of the Company with respect to the following matters may not be approved without the approval of a majority of the whole board and the unanimous approval of the directors nominated by Purchaser:

●	appointment or removal of the Company’s chief financial officer;

●	approval of the Company’s annual budget or three-year business plan;

●	any financings, guarantees, acquisitions, dispositions, incurrences of liens or other encumbrances (or related series of the same) involving an aggregate amount in excess of $10 million;

●	any one or series of related mergers, consolidations or similar transactions involving an aggregate amount in excess of $10 million;

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any investments, reorganizations, joint ventures, partnerships, leases or capital expenditures (or any related series of the same) involving in excess of $10 million which are not covered in the Company’s annual budget;

●
any issuance, grant, sale or offer or any repurchase, reduction, redemption, conversion, subdivision, consolidation or cancellation of capital stock or any instruments with voting rights or that are convertible into capital stock, other than upon the exercise of any options, warrants and other convertible securities outstanding on October 1, 2007;

●	any declaration by the Company of dividends or other distributions;

●	any amendment of the Company’s certificate of incorporation or Bylaws; and

●	any commencement of voluntary bankruptcy proceedings, dissolution or similar proceedings by the Company or any of its subsidiaries.

●
Following October 1, 2009 and during the Control Period, the Company’s chief executive officer may be removed and replaced by a unanimous vote of the directors nominated by Purchaser and each other director who meets specified independence requirements.  If a vote on the removal of the chief executive officer is not unanimous, then a deadlock mechanism is used to resolve the matter.  After a six-week period in which the directors entitled to vote on the matter attempt in good faith to reach a resolution, if the matter is not resolved during such period and any such director determines in good faith that the failure to resolve such matter would adversely affect the operation or value of the business of the Company, then the directors nominated by Purchaser would have the right, acting unanimously, to remove the chief executive officer of the Company and appoint a replacement.

The foregoing does not purport to be a complete summary of the Bylaws and is qualified in its entirety by reference to the Bylaws, a copy of which is attached as an exhibit to the Form 8-K filed by the Company on October 5, 2007 and is incorporated herein by reference.  For a complete understanding of the Bylaws, you are encouraged to read the full text of the Bylaws.

Registration Rights Agreement.  The Shares issued to Purchaser pursuant to the Purchase and Sale Agreement were not registered with the SEC.  However, at the time of such issuance, Purchaser and the Company entered into a Registration Rights Agreement, pursuant to which Purchaser has the right to require the Company to register such Shares under the Securities Act in the following circumstances:

●	at any time upon demand by Purchaser so long as the minimum aggregate price of the Shares to be registered is at least $10 million (or, in the case of a shelf registration, $5 million); and

●
in connection with any registration of Shares that the Company undertakes for its own account (other than any registration in connection with an employee benefits plan, a dividend reinvestment plan, an acquisition by the Company or an exchange offer).

The Company must bear the expenses of any such registration, other than discounts and commissions to underwriters or selling brokers.  The Company may defer a registration for not more than 90 days in any 12-month period if it furnishes to Purchaser a certificate stating that, in the good faith judgment of the board of directors of the Company, the registration would materially interfere in a way materially adverse to the Company with a significant acquisition, merger, disposition, corporate reorganization or other similar transaction involving the Company and that therefore it is in the reasonable best interests of the Company to defer the registration.

Intellectual Property License Agreement.  In connection with the Purchase and Sale Agreement, Parent and the Company entered into an Intellectual Property License Agreement, pursuant to which Parent granted the Company an irrevocable, royalty-free, worldwide, non-transferable and non-exclusive license to use Parent’s portfolio of patents related to its international wholesale voice business and a worldwide, non-transferable and non-exclusive license to use certain other of Parent’s patents.  The latter license is irrevocable and royalty-free for so long as Purchaser owns at least 51% of each class of the Company’s voting stock.  In addition, the Company granted Parent a worldwide, non-transferable and non-exclusive license to use the Company’s portfolio of patents.

Additional information regarding transactions and relationships between the Company and its subsidiaries, on the one hand, and the KPN Group, on the other hand, is set forth in the Company’s Definitive Proxy Statement for its May 26, 2009 Annual Meeting of Stockholders.

Except as provided in the Purchase and Sale Agreement or the Framework Services Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser, Merger Sub or, to the best of Parent’s, Purchaser’s and Merger Sub’s knowledge, any of the persons listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer.

10.  Appraisal Rights; Rule 13e-3.

Appraisal Rights. No appraisal rights are available in connection with the Offer.  However, if a second-step merger is consummated, each holder of Shares that does not tender in the Offer, continues to hold Shares at the time of consummation of the merger, does not vote in favor of the merger or consent thereto in writing (if the merger requires stockholder approval) and complies with the procedures set forth under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) will be entitled to have such holder’s Shares appraised by the Delaware Court of Chancery and to receive a payment in cash of the “fair value” of those Shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) as determined by the court, together with interest from the date of the merger to the date of payment.  A judge will only determine the fair value of the Shares if at least one holder properly perfects appraisal rights, files an appraisal action and litigates the case in court.  Since holders of Shares do not have appraisal rights in connection with the Offer, no demand for appraisal under Section 262 of the DGCL may be made at this time.  Any such judicial determination of the fair value of Shares would be based on all relevant factors, which could include considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares.  The value so determined could be more or less than, or the same as, the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in any second-step merger.

If any Company stockholder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses its, his or her right to appraisal, as provided in the DGCL, each of the Shares of such holder will be converted into the right to receive the merger consideration, without interest.  Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

None of Parent, Purchaser or Merger Sub intends to grant access to its corporate files to unaffiliated stockholders of the Company or to obtain counsel or appraisal services for unaffiliated stockholders of the Company.

The foregoing summary of appraisal rights under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached as Schedule II to this Offer to Purchase.  The exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL.

           Rule 13e-3.  Because Parent, Purchaser and Merger Sub are affiliates of the Company, the transactions contemplated herein constitute a “going private” transaction under Rule 13e-3 under the Exchange Act.  Rule 13e-3 requires, among other things, that certain information relating to the fairness of the Offer to Company stockholders that are unaffiliated with the Company, any second-step merger that may be effected following the consummation of the Offer and the consideration offered be filed with the SEC and disclosed to stockholders of the Company prior to consummation of the Offer and such merger.  We have provided such information in this Offer to Purchase and a tender offer statement on Schedule TO and the exhibits thereto filed with the SEC.

11.  Transactions and Arrangements Concerning the Shares.

           On October 1, 2007, pursuant to the Purchase and Sale Agreement, Purchaser acquired 40,121,074 Shares for an aggregate consideration consisting of:

●	a payment of $55,000,000 in cash (subject to post-closing adjustments described in “Special Factors—Section 9—Certain Relationships and Transactions”);

●	all of the issued and outstanding shares of KPN GCS and KPN INS, which together encompassed the KPN Group’s international wholesale voice business;

●	the Framework Services Agreement;

●	an irrevocable, royalty-free, worldwide, non-transferable and non-exclusive license to use Parent’s portfolio of patents related to its international wholesale voice business; and

●	a worldwide, non-transferable and non-exclusive license to use other KPN Group patents.

Except for the Shares acquired by Purchaser in the 2007 Transactions, none of Parent, Purchaser or Merger Sub has acquired or disposed of any Shares during the past two years.

Except as described in this Offer to Purchase, none of Parent, Purchaser, Merger Sub or, to the best of Parent’s, Purchaser’s and Merger Sub’s knowledge, any of the persons listed on Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of Parent, Purchaser or Merger Sub (other than the Company and its subsidiaries), has effected any transaction in the Shares during the past 60 days.  To the best of Parent’s, Purchaser’s and Merger Sub’s knowledge, none of the Company or any pension, profit-sharing or similar plan of the Company or any of its affiliates has effected any transaction in the Shares during the past 60 days.  None of Parent, Purchaser, Merger Sub or, to the best of Parent’s, Purchaser’s and Merger Sub’s knowledge, the Company has made an underwritten public offering of Shares for cash during the past three years that was registered under the Securities Act or exempt from registration under Regulation A under the Securities Act.

Except as provided in the Purchase and Sale Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser, Merger Sub or, to the best of Parent’s, Purchaser’s and Merger Sub’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies, consents or authorizations.  See “Special Factors—Section 9—Certain Relationships and Transactions.”

Except in connection with the Purchase and Sale Agreement or as otherwise described in this Offer to Purchase, there have been no negotiations, transactions or material contacts between Parent, Purchaser, Merger Sub or any of their subsidiaries (other than the Company and its subsidiaries) or, to the best of Parent’s, Purchaser’s and Merger Sub’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.  See “Special Factors—Section 9—Certain Relationships and Transactions.”

12.  Interests of Certain Persons in the Offer.

Certain Interests of Parent, Purchaser and Merger Sub.  Company stockholders should be aware that Parent, Purchaser and Merger Sub have certain interests that present actual or potential conflicts of interest in connection with the Offer and any second-step merger, including that our financial interests with regard to the price per Share offered in the Offer are generally adverse to the financial interests of the stockholders being asked to tender their Shares.

Interlocking Directors and Officers.  In considering the Offer and any position taken by the Company with respect to the Offer, stockholders of the Company should be aware that certain officers and directors of the Company have interests in connection with the Offer which may present them with certain actual or potential conflicts of interest.  Currently, two of the seven directors of the Company, Eelco Blok and Joost Farwerck, have been nominated by Purchaser.  Eelco Blok is an executive officer of Parent.  Joost Farwerck is an officer of Purchaser.  Neither of these individuals serves on the special committee established by the Company’s board of directors with respect to the Offer.  In addition, Edwin van Ierland, prior to becoming an executive officer of the Company in connection with the consummation of the transactions contemplated by the Purchase and Sale Agreement, was employed by Parent between 1998 and 2007, most recently as General Manager of Business Line Carrier Services.

Employee Stock Options.  Certain officers and directors of the Company, like many other employees of the Company, hold stock options.  All vested stock options may be exercised in accordance with their terms and the Shares acquired thereby may be tendered in the Offer.  We currently anticipate that all options that remain outstanding at the time of the second-step merger contemplated by this Offer to Purchase will be terminated in exchange for a cash payment for each option in an amount equal to the excess (if any) of the Offer Price over the exercise price of such option, to the extent consistent with the stock option plan applicable to such option.  See “Special Factors—Section 3—Plans for the Company; Certain Effects of the Offer.”

Indemnification.  We expect that all rights to indemnification, advancement of expenses and exculpation currently in effect in favor of the present and former directors or officers of the Company, on the terms provided in the Company’s certificate of incorporation and Bylaws currently in effect, with respect to matters occurring prior to the consummation of the Offer and any second-step merger will survive the consummation of the Offer and any such merger and continue in full force and effect thereafter.

Other.  The Company may describe other interests of its executive officers and directors in the transactions contemplated by this Offer to Purchase in the Schedule 14D-9 that is required to be filed by the Company, which you are encouraged to read before making a decision with respect to the Offer.

THE TENDER OFFER

1.  Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not validly withdrawn as permitted under “The Tender Offer—Section 4—Withdrawal Rights.”  The term “Expiration Date” means 12:00 midnight, New York City time, on Monday, August 24, 2009 (which is the end of the day on August 24, 2009), unless Purchaser, in its sole discretion, extends the period during which the Offer is open, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended, expires.

The Offer is conditioned upon the Majority-of-the-Minority Condition, the 90% Condition and all the other conditions set forth in the “The Tender Offer—Section 11—Certain Conditions of the Offer.”  Purchaser reserves the right (but will not be obligated), subject to the applicable rules and regulations of the SEC, to amend or waive the 90% Condition or any other condition of the Offer (other than the Majority-of-the-Minority Condition).  If by the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived (except the Majority-of-the-Minority Condition, which may not be waived), we may elect to (i) terminate the Offer, and therefore not accept for payment or pay for any Shares, and return all tendered Shares to tendering stockholders, (ii) waive all the unsatisfied conditions (except the Majority-of-the-Minority Condition, which may not be waived) and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn or (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the new Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended.  See “The Tender Offer—Section 2—Acceptance for Payment and Payment for Shares,” “The Tender Offer—Section 4—Withdrawal Rights” and “The Tender Offer—Section 11—Certain Conditions of the Offer.”

Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right, at any time and from time to time, to (i) terminate or amend the Offer if any of the conditions referred to in “The Tender Offer—Section 11—Certain Conditions of the Offer” has not been satisfied or (ii) waive any condition (except the Majority-of-the-Minority Condition, which may not be waived) or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and making a public announcement thereof, as described below.  Purchaser acknowledges that Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the expiration or termination of the Offer.

Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension.  During any such extension, all Shares previously tendered and not validly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s Shares (except during a Subsequent Offering Period (as defined below)).

If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under “The Tender Offer—Section 4—Withdrawal Rights.”  However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder’s offer.

Any extension, delay, termination or amendment of the Offer or any waiver of any condition (except the Majority-of-the-Minority Condition, which may not be waived) of the Offer will be followed as promptly as practicable by a public announcement.  In the case of an extension, such announcement will be made not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.  Subject to applicable law (including Rules 14d-4(c) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.  As used in this Offer to Purchase, “business day” means any day, other than Saturday, Sunday or a U.S. federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight New York City time.

If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act.  The minimum period during which the Offer must remain open following an increase or decrease in the consideration offered, the percentage of securities sought or the dealer’s soliciting fee is 10 business days from the date that notice of such change is first published, sent or given to stockholders.  In the event of any other material change in the terms of the Offer or the information concerning the Offer, or waiver of a material condition of the Offer, the period during which the Offer must remain open following the date on which notice of such change is first published, sent or given to stockholders will depend upon the facts and circumstances, including the relative materiality of the changed or waived terms or information.  The SEC has stated in a public release that, as a general rule, in the event of any such other material change (a waiver of a material condition being a material change for this purpose), an offer must remain open for a minimum of five business days (or 10 business days in the case of a material change approaching the significance of an increase or decrease in the offer price or the number of shares sought) from the date on which notice of such change is first published or sent or given to security holders.  The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.

If, prior to the Expiration Date, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are accepted for payment pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

Pursuant to Rule 14d-11 under the Exchange Act, although Purchaser does not currently intend to do so, Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of from three business days to 20 business days in length following the expiration of the Offer and acceptance for payment of the Shares validly tendered in the Offer and not validly withdrawn prior to the Expiration Date (a “Subsequent Offering Period”).  A Subsequent Offering Period would be an additional period of time, following the first acceptance for payment of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer.

During a Subsequent Offering Period, tendering stockholders would not have withdrawal rights and Purchaser would promptly accept for payment and pay for any Shares validly tendered at the same price paid in the Offer.  Rule 14d-11 under the Exchange Act provides that Purchaser may provide a Subsequent Offering Period so long as, among other things, (i) the initial 20-business day period of the Offer has expired, (ii) Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (iii) Purchaser immediately accepts and promptly pays for all Shares tendered during the Offer prior to its expiration, (iv) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (v) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period.  If Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company in a manner consistent with the requirements of the SEC.

Purchaser currently does not intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration will be paid to stockholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is included.

If any tendered Shares are not accepted for payment pursuant to the Offer for any reason, or if Share certificates are submitted representing more Shares than are tendered, certificates representing Shares not accepted for payment or tendered will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered pursuant to the book-entry transfer procedures set forth in “The Tender Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares”, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility (as defined in “The Tender Offer—Section 4—Acceptance for Payment and Payment for Shares”), as promptly as practicable following the expiration or termination of the Offer.

Purchaser reserves the right to transfer or assign to one or more of Purchaser’s affiliates, in whole or in part from time to time, the right to accept for payment, and pay for, all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

We have the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to stockholders.  This Offer to Purchase, the Letter of Transmittal and all other relevant tender offer materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company’s stockholders lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.  Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will, as soon as practicable after the Expiration Date, accept for payment, and pay for, all Shares validly tendered in the Offer and not validly withdrawn prior to the Expiration Date.  Purchaser expressly reserves the right, in its sole discretion, but subject to compliance with Rule 14e-1(c) under the Exchange Act, to delay payment for Shares in order to comply with any applicable law.  If Purchaser decides to provide for a Subsequent Offering Period, Purchaser will accept for payment, and pay for, all validly tendered Shares as they are received during the Subsequent Offering Period.  See “The Tender Offer—Section 1—Terms of the Offer.”

In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share certificates evidencing such Shares or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in “The Tender Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.  Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer.  Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment.  If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under “The Tender Offer—Section 4—Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share certificates are submitted evidencing more Shares than are tendered, Share certificates evidencing Shares not accepted for payment will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in “The Tender Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

3.  Procedures for Accepting the Offer and Tendering Shares.

Valid Tender of Shares.  Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, either:

●
on or prior to the Expiration Date, (i) Share certificates representing tendered Shares must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or such Shares must be tendered pursuant to the book-entry transfer procedures set forth below and a Book-Entry Confirmation must be received by the Depositary, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer of Shares, must be received by the Depositary at one of its addresses and (iii) any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses; or

●	the guaranteed delivery procedures set forth below must be followed.

Book-Entry Transfer.  The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase.  Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer.  However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or the tendering stockholder must comply with the guaranteed delivery procedure described below.  Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures, except that required documents and certificates must be received during the Subsequent Offering Period.

Signature Guarantees.  No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”).  In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution.  See Instruction 1 of the Letter of Transmittal.  If a Share certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the certificates, with the signature(s) on such certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal.  See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery.  If a stockholder desires to tender Shares pursuant to the Offer and the certificates evidencing such stockholder’s Shares are not immediately available, or such stockholder cannot deliver such certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

●	such tender is made by or through an Eligible Institution;

●
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

●
within three trading days after the date of execution of such Notice of Guaranteed Delivery, (i) Share certificates representing tendered Shares are received by the Depositary, or such Shares are tendered pursuant to the book-entry transfer procedures and a Book-Entry Confirmation is received by the Depositary, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, is received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and (iii) any other documents required by the Letter of Transmittal are received by the Depositary.

The Notice of Guaranteed Delivery may be delivered by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.  Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

The method of delivery of Share certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation).  If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.  In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal.  Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding on all parties.  Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of Purchaser, be unlawful.  Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser.  None of Parent, Purchaser, Merger Sub, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.  Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Appointment.  By executing the Letter of Transmittal, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares.  All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares.  Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein.  Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective).  The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper.  Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

Backup Withholding.  Under the “backup withholding” provisions of United States federal income tax law, the Depositary may be required to withhold and pay over to the Internal Revenue Service a portion of the amount of any payments pursuant to the Offer.  In order to prevent backup federal income tax withholding with respect to payments to certain stockholders of the Offer Price for Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) and certify that such stockholder is not subject to backup withholding by completing the applicable forms in the Letter of Transmittal.  Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding.  If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payment to the stockholder pursuant to the Offer may be subject to backup withholding.  All stockholders surrendering Shares pursuant to the Offer who are U.S. persons (as defined for U.S. federal income tax purposes) should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding.  Foreign stockholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding.  Such stockholders should consult a tax advisor to determine which Form W-8 is appropriate.  See Instruction 8 of the Letter of Transmittal.

4.  Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable.  Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after September 25, 2009.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares.  If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution.  If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in “The Tender Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

Withdrawals of Shares may not be rescinded.  Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer.  However, withdrawn Shares may be re-tendered by again following one of the procedures described in “The Tender Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Date or during a Subsequent Offering Period, if any.

No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.  See “The Tender Offer—Section 1—Terms of the Offer.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding.  None of Parent, Purchaser, Merger Sub, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  Certain United States Federal Income Tax Consequences.

The following is a summary of certain United States federal income tax consequences of the Offer and any second-step merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in a second-step merger.  It addresses only stockholders that hold Shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular stockholders in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans or other tax deferred accounts, stockholders that own or have owned more than 5% of any class of stock by vote or value (whether such stock is or was actually or constructively owned), regulated investment companies, common trust funds, stockholders subject to the alternative minimum tax, corporations that accumulate earnings to avoid United States federal income tax, persons holding Shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, stockholders that have a “functional currency” other than the United States dollar, United States expatriates, dissenting stockholders, and persons that acquired Shares in a compensation transaction.  In addition, this summary does not address persons that hold an interest in a partnership or other pass-through entity that holds Shares, or tax considerations arising under the laws of any state, local or non-United States jurisdiction or other United States federal tax considerations (e.g., estate or gift tax) other than those pertaining to the income tax.

The following is based on the Code, Treasury regulations promulgated thereunder (“Treasury Regulations”), and administrative rulings and court decisions, in each case as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect.

As used herein, the term “ United States Holder ” means a beneficial owner of Shares that is (i) a citizen or individual resident of the United States; (ii) a corporation (or an entity classified as a corporation for United States federal tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust if (a) a United States court is able to exercise primary supervision over its administration and one or more United States persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of its substantial decisions or (b) it has properly elected under applicable Treasury Regulations to continue to be treated as a United States person.  A “Non-United States Holder” is a beneficial owner of Shares that is not a United States Holder or a partnership.  The tax treatment of a partner in a partnership (or other entity classified as a partnership for United States federal tax purposes) may depend on both the partnership’s and the partner’s status. Partnerships that are beneficial owners of Shares, and partners in such partnerships, should consult their own tax advisors regarding the United States federal, state, local and non-United States tax considerations applicable to them with respect to the disposition of Shares pursuant to the Offer or second-step merger.

This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Holders should consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances.

United States Holders.  A United States Holder that disposes of Shares pursuant to the Offer or second-step merger generally will recognize capital gain or loss equal to the difference between the cash that the United States Holder is entitled to receive pursuant to the Offer or second-step merger and the United States Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer or second-step merger.  Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) disposed of pursuant to the Offer or second-step merger.  Capital gain of a non-corporate United States Holder derived with respect to a disposition of Shares in which the United States Holder has a holding period exceeding one year generally will be subject to a maximum United States federal income tax rate of 15% (whereas capital gain derived with respect to a disposition of Shares in which the United States Holder has a holding period of one year or less generally will be subject to United States federal income tax rates applicable to ordinary income). The deductibility of capital loss is subject to limitations.  United States Holders are urged to consult their tax advisors regarding such limitations.

Non-United States Holders.  A Non-United States Holder generally will not be subject to United States federal income tax on gain realized on the disposition of Shares pursuant to the Offer or second-step merger provided that (i) the gain is not effectively connected with the conduct of a trade or business by the Non-United States Holder in the United States and (ii) in the case of a Non-United States Holder that is an individual, such Non-United States Holder is not present in the United States for 183 days or more in the taxable year of the disposition.

Information Reporting and Backup Withholding Tax.  A stockholder whose Shares are purchased in the Offer or converted into the right to receive cash pursuant to the second-step merger may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies.  See “The Tender Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares.”

The above summary is not intended to constitute a complete analysis of all tax consequences to holders of Shares with respect to the disposition of Shares pursuant to the Offer or second-step merger.  Stockholders should consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances.

6.  Price Range of Shares; Dividends.

The Shares trade on NASDAQ under the symbol “IBAS.”  The following table sets forth the high and low closing prices per Share on NASDAQ for the periods indicated.  Share prices are as reported on NASDAQ based on published financial sources.

	High	Low
Year Ended December 31, 2007
Third Quarter	$10.75	$8.67
Fourth Quarter	10.65	4.90

Year Ended December 31, 2008
First Quarter	$5.70	$3.54
Second Quarter	4.26	3.05
Third Quarter	4.32	3.06
Fourth Quarter	3.38	1.20

Year Ending December 31, 2009
First Quarter	$1.64	$0.54
Second Quarter	1.44	0.70
Third Quarter (through July 27, 2009)	1.86	1.18

On July 10, 2009, the last full trading day prior to the initial public announcement of Parent’s intention to commence the Offer, the closing price of the Shares on NASDAQ was $1.30 per Share.  On July 27, 2009, the last full trading day before the date this Offer to Purchase was filed with the SEC, the closing sale price of the Shares reported on NASDAQ was $1.85 per Share.  Stockholders are urged to obtain a current market quotation for the Shares.

On October 8, 2007, the Company paid a dividend in an aggregate amount of $113 million at a rate of $3.28 per Share to each of its stockholders on the record date of September 28, 2007, the last trading date prior to the consummation of the 2007 Transactions.  According to the Form 10-K, holders of warrants outstanding on the date of the dividend were and are entitled to receive a cash payment upon exercise of such warrants in an amount equal to the dividend amount that would have been payable if the warrants had been exercised immediately prior to the dividend record date.  The Company reported in the Form 10-K that the Company had paid warrant holders a total of approximately $0.3 million in dividends upon exercise of such warrants during its fiscal year 2008 and $0.5 million in dividends upon exercise of such warrants during its fiscal year 2007.  In the Form 10-K, the Company reported that, as of December 31, 2008, the Company had unexercised warrants to purchase 432,000 Shares, at exercise prices ranging from $6.30 to $9.00 per share, and had $1.4 million accrued for dividends to be paid upon the potential future exercise of these warrants.  The Company reported that it did not pay any dividends in connection with the exercise of any warrants during the first quarter of 2009 in the Form 10-Q.

According to documents publicly filed by the Company, the terms of the Company’s revolving credit agreement with Silicon Valley Bank prohibit the Company from paying any dividends in cash except in connection with the dividend contemplated by the Purchase and Sale Agreement.

7.  Certain Information Concerning the Company.

General.  Except for the projections described in “Special Factors—Section 7—Certain Projected Company Financial Information,” the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto.  None of Parent, Purchaser, Merger Sub, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser, Merger Sub, the Information Agent or the Depositary.

The Company is a Delaware corporation with its principal executive offices located at 20 Second Avenue, Burlington, Massachusetts 01803.  The telephone number of the Company’s principal executive offices is (781) 505-7500.  The Company is a leading wholesale carrier of international long distance telephone calls and a provider of retail prepaid calling services and enhanced services for mobile operators.

According to the Form 10-Q, as of April 30, 2009, 71,228,328 Shares were issued and outstanding.  According to the Form 10-K, as of December 31, 2008, approximately 4,246,000 Shares were subject to outstanding options and 432,000 Shares were subject to outstanding warrants.  According to the Form 10-Q, the Company granted options to purchase approximately 1,300,000 Shares during the quarter ended March 31, 2009.

Available Information.  The Shares are registered under the Exchange Act.  Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters.  Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C.  20549-0213.  Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330.  The Company’s filings are also available to the public on the SEC’s internet site (http://www.sec.gov).  Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

Historical Selected Financial Information.  The selected consolidated financial data of the Company as of and for each of the three months ended March 31, 2009 and March 31, 2008 and as of and for each of the fiscal years ended December 31, 2008 and December 31, 2007 are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in the Form 10-K, including the notes thereto, and the unaudited consolidated financial statements and other financial information contained in the Form 10-Q and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, including the notes thereto.  More comprehensive financial information is included in such reports (including management’s discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the SEC, and the following is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein.  Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above.  See “Available Information” above.  The financial statements and notes thereto included as Item 8 of the Form 10-K and the financial statements and notes thereto included as Item 1 of the Form 10-Q are incorporated by reference in this Offer to Purchase.  Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above.

	Three Months Ended March 31 (unaudited),		Year Ended December 31,
	2009	2008	2008	2007
	(in thousands, except per Share data)
Income Statement Data
Total net revenues	$255,507	$324,903	$1,323,585	$938,558
Data communications and telecommunications costs--external parties (excluding depreciation and amortization)	209,248	266,379	1,081,460	733,160
Data communications and telecommunications costs--related parties (excluding depreciation and amortization)	15,268	23,119	105,840	114,242
Engineering and network operations expenses	5,001	6,628	23,320	13,222
Selling, general and administrative expenses	17,206	19,821	74,849	38,368
Merger related expenses	---	---	---	2,019
Depreciation and amortization	8,237	7,231	31,998	12,743
Impairment of goodwill	---	---	214,651	---
Income (loss) from operations	547	1,725	(208,533)	24,804
Net income (loss)	(1,700)	(2,072)	(230,989)	16,123
Net income (loss) per Share: Basic	(0.02)	(0.03)	(3.15)	0.33
Net income (loss) per Share: Diluted	(0.02)	(0.03)	(3.15)	0.33
Ratio of earnings to fixed charges (1)	0.1	2.2	(66.1)	34.7

	March 31,		December 31,
	2009 (unaudited)	2008 (unaudited)	2008	2007
	(in thousands)
Balance Sheet Data
Total current assets	$285,694	$281,116	$300,388	$275,304
Property and equipment, net	33,058	37,232	34,836	34,966
Other assets	1,437	2,026	1,573	7,008
Intangible assets, net	82,369	89,957	87,206	93,800
Goodwill	17,324	248,795	17,324	248,795
Total assets	419,882	659,126	441,327	659,873
Total current liabilities	308,633	290,032	321,832	296,060
Long-term debt, net of current portion	21,349	30,889	27,380	25,000
Deferred income taxes	2,439	2,706	2,534	2,942
Other long-term liabilities	950	1,190	1,063	1,381
Total liabilities	333,371	324,817	352,809	325,383
Stockholders’ equity	86,511	334,309	88,518	334,490

(1) The Company has not reported a ratio of earnings to fixed charges for the periods set forth above.  The ratio of earnings to fixed charges set forth above has been computed based on publicly available information.  For purposes of determining this ratio, we have assumed no interest component of rental expense.

Book value per share is not a term defined by generally accepted accounting principles.  Book value per share is calculated by dividing stockholders’ equity by the number of shares of common stock outstanding.  Assuming 71,228,328 Shares outstanding, book value per Share as of March 31, 2009 would have been $1.21.

Recent Developments.  On July 22, 2009, the Company furnished an earnings release to the SEC on Form 8-K containing unaudited financial and other information with respect to the Company for the quarterly period ended June 30, 2009.  The selected financial information set forth below is extracted from, and should be read in conjunction with, the information set forth in such earnings release.

	Three Months Ended June 30 (unaudited),		Six Months Ended June 30 (unaudited),
	2009	2008	2009	2008
	(in thousands, except per Share data)
Income Statement Data
Total revenue	$241,285	$360,840	$496,792	$685,743
Data communications and telecommunications costs (excluding depreciation and amortization)	209,461	323,364	433,977	612,862
Operating expenses	21,778	25,458	43,985	51,907
Depreciation and amortization	10,806	8,488	19,043	15,719
Income (loss) from operations	(760)	3,530	(213)	5,255
Net income (loss)	(3,990)	13	(5,690)	(2,059)
Basic and diluted net income (loss) per Share	(0.06)	0.00	(0.08)	(0.03)

	June 30, 2009 (unaudited)	December 31, 2008
	(in thousands)
Balance Sheet Data
Cash and cash equivalents	$57,342	$56,912
Accounts receivable, net	218,917	236,999
Prepaid expenses and other current assets	8,674	6,477
Property and equipment, net	28,316	34,836
Intangible assets	77,531	87,206
Goodwill	17,324	17,324
Other assets	1,395	1,573
Total assets	409,499	441,327
Accounts payable and accrued expenses	288,748	307,361
Deferred revenue	12,488	13,894
Current portion of long term debt	636	577
Long term debt, net of current portion	19,236	27,380
Other long term liabilities	3,225	3,597
Total liabilities	324,333	352,809
Stockholders’ equity	85,166	88,518

The full text of the earnings release from which the above information has been excerpted, which the Company furnished to the SEC on Form 8-K on July 22, 2009, may be obtained in the manner described above under “Available Information”.

8.  Certain Information Concerning Parent, Purchaser, Merger Sub and Their Directors and Executive Officers.

Parent is a public company incorporated under the laws of The Netherlands.  Purchaser is a private limited liability company organized under the laws of The Netherlands.  Merger Sub is a Delaware corporation.  The principal executive offices of Parent, Purchaser and Merger Sub are located at Maanplein 55, 2516 CK, The Hague, The Netherlands.  The telephone number of Parent, Purchaser and Merger Sub is +31 70-3434343.  Parent, together with Purchaser and Parent’s other subsidiaries, is the leading telecommunications and information and communication technologies (“ICT”) service provider in The Netherlands, offering wireline and wireless telephony, internet and television to consumers, and end-to-end telecommunications and ICT services to business customers.  Merger Sub was incorporated by Purchaser for the sole purposes of (i) receiving the Shares and cash contributed to it by Purchaser following consummation of the Offer in the event that Purchaser owns, directly or indirectly, at least 90% of the outstanding Shares at such time and (ii) consummating a short-form merger with the Company in which the Company is the surviving corporation.  See “Special Factors—Section 3—Plans for the Company; Certain Effects of the Offer.”  Parent, as the parent company of Purchaser, which is wholly owned directly by Parent, is the beneficial owner of the 40,121,074 Shares held by Purchaser.  The Shares owned by Purchaser represent approximately 56.3% of the outstanding Shares (on an undiluted basis) as of April 30, 2009.

The name, citizenship, business address, business telephone number, current principal occupation or employment and material occupations, positions, offices or employment for at least the past five years for each director and executive officer of Parent, Purchaser and Merger Sub are set forth on Schedule I hereto.

Except for the 40,121,074 Shares owned by Purchaser, none of Parent, Purchaser, Merger Sub or, to the best of Parent’s, Purchaser’s and Merger Sub’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of Parent, Purchaser, Merger Sub or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares.

None of Parent, Purchaser, Merger Sub or, to the best of Parent’s, Purchaser’s and Merger Sub’s knowledge, any of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).  None of Parent, Purchaser, Merger Sub or, to the best of Parent’s, Purchaser’s and Merger Sub’s knowledge, any of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Available Information.  Pursuant to Rule 14d-3 and Rule 13e-3 under the Exchange Act, Parent, Purchaser and Merger Sub filed with the SEC a combined Tender Offer Statement and Rule 13e-3 Transaction Statement filed under cover of  Schedule TO (the “Schedule TO”), and exhibits to the Schedule TO, of which this Offer to Purchase is one.  The Schedule TO and the exhibits thereto can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C.  20549-0213.  Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330.  The Schedule TO and the exhibits thereto are also available to the public on the SEC’s internet site (http://www.sec.gov).  Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

9.  Source and Amount of Funds.

The Offer is not conditioned upon Purchaser’s ability to finance the purchase of Shares pursuant to the Offer.  We estimate that the total amount of funds required to purchase all of the currently outstanding Shares pursuant to the Offer and a subsequent short-form merger is approximately $52.5 million, including related transaction fees and expenses.  See “The Tender Offer—Section 13—Fees and Expenses.”  We anticipate that some number of options to acquire Shares will be exercised in connection with the Offer but do not have sufficient information available to us to estimate such number.  Parent has and will have access to sufficient funds to consummate the purchase of Shares in the Offer and in a subsequent short-form merger and the other transactions described above and will cause each of Purchaser and Merger Sub to have sufficient funds available to consummate such transactions.  Parent expects to obtain the necessary funds from cash on hand and/or borrowings under its revolving credit facility (the “Credit Facility”).

The terms of the Credit Facility are set forth in the Euro 1,500,000,000 Syndicated Revolving Credit Agreement dated as of August 16, 2006 (the “Credit Agreement”) among Parent, ABN AMRO Bank N.V., as facility agent, an original lender, a mandated lead arranger, euro swingline agent and dollar swingline agent, Bank of America, N.A., BNP Paribas, Citibank International PLC, London, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., Credit Suisse, Deutsche Bank Luxembourg S.A., Fortis Bank (Nederland) N.V., HBV Banque Luxembourg Societe Anonyme, ING Bank N.V., JPMorgan Chase Bank, N.A. and The Royal Bank of Scotland PLC, as original lenders, and the other financial institutions party thereto.  The Credit Agreement has been filed as Exhibit C to the Schedule 13D amendment filed by Purchaser, Parent and Merger Sub with the SEC on July 13, 2009 and is incorporated herein by reference.  The following description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement.

The term of the Credit Facility is seven years from August 16, 2006.  Borrowings under the Credit Facility, which is unsecured, are subject to customary conditions relating to the absence of defaults and the truth of specified representations and warranties in all material respects.  The Credit Facility may be drawn in multiple borrowings and in multiple currencies, including U.S. dollars so long as U.S. dollars are readily available and freely convertible into euro.

Borrowings in U.S. dollars under the Credit Facility bear interest at a rate equal to LIBOR plus a margin of 0.175% (increasing to 0.20% following the fifth anniversary of the Credit Agreement) per annum (plus mandatory cost, if any, to compensate lenders for compliance with certain reserve requirements).  In addition, Parent is obligated to pay a commitment fee equal to 30% of the then applicable interest rate margin on the daily unused amount of the lenders’ commitments under the Credit Facility and, at any time when outstanding borrowings exceed 50% of the total commitments under the Credit Facility, a utilisation fee equal to 0.025% per annum on outstanding borrowings.  As of June 30, 2009, there were no outstanding borrowings under the Credit Facility and there was unused availability under the Credit Facility of €1,500,000,000.

Parent expects to obtain the necessary funds from cash on hand and/or borrowings under the Credit Facility.  If either source should be unavailable, Parent would expect to obtain the necessary funds from the other source.  Parent anticipates that indebtedness incurred under the Credit Facility to finance the transactions contemplated by this Offer to Purchase will be repaid from internally generated funds.

Purchaser does not believe its financial condition is relevant to the decision of holders of Shares whether to tender Shares and accept the Offer because:

●	the Offer is being made for all outstanding Shares that are not already owned by Purchaser solely for cash;

●	the Offer is not subject to any financing condition;

●
Purchaser, through Parent, will have sufficient funds available to purchase all Shares successfully tendered in the Offer, and Merger Sub, through Purchaser and Parent, will have sufficient funds to pay cash in exchange for the remaining publicly held Shares in a subsequent short-form merger, in light of Parent’s financial capacity in relation to the amount of consideration payable; and

●	if Purchaser consummates the Offer, it expects to acquire any remaining Shares for the same cash price in a subsequent short-form merger.

10.  Dividends and Distributions.

If, on or after the date hereof, the Company (i) splits, combines or otherwise changes the Shares or its capitalization, (ii) acquires Shares or otherwise causes a reduction in the number of Shares (other than pursuant to the Purchase and Sale Agreement), (iii) issues or sells additional Shares (other than Shares issued upon the exercise of any stock options or warrants outstanding as of March 31, 2009 (in each case in accordance with their terms as publicly disclosed on March 31, 2009)) or any shares of any other class of capital stock or other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or (iv) discloses that it has taken any such action, then, without prejudice to Purchaser’s rights under “The Tender Offer—Section 11—Certain Conditions of the Offer”, Purchaser, in its sole discretion, may make such adjustments in the Offer Price and other terms of the Offer as it deems appropriate.

If, on or after the date hereof, the Company declares or pays any dividend or other distribution on the Shares, or issues with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Purchaser or its nominee or transferee on the Company’s stock transfer records, then, subject to the provisions of “The Tender Offer—Section 11—Certain Conditions of the Offer”, (i) the Offer Price may, in the sole discretion of Purchaser, be reduced by the amount of any such cash dividends or cash distributions and (ii) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser.  Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by Purchaser in its sole discretion.

11.  Certain Conditions of the Offer.

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser’s rights to extend and amend the Offer at any time, in its sole discretion, Parent, Purchaser and Merger Sub shall not be required to (or to cause any person to) accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered Shares, and may terminate or amend the Offer, if (i) prior to the expiration of the Offer, the Majority-of-the-Minority Condition or the 90% Condition (or both) has not been satisfied, or (ii) at any time on or after July 13, 2009 and prior to the time of payment for such Shares, any of the following events exists:

(a)
there shall be threatened, instituted or pending any action, proceeding, application or counterclaim by any government or governmental, regulatory or administrative authority or agency, domestic, foreign or supranational, or by any other person, domestic, foreign or supranational, (1)(A) challenging or seeking to, or which is reasonably likely to, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, some or all the Shares by Parent, Purchaser, Merger Sub or any other affiliate of Parent or the consummation by Parent, Purchaser, Merger Sub or any other affiliate of Parent of any second-step merger or any other business combination with the Company, (B) seeking to obtain damages in connection therewith or (C) otherwise directly or indirectly relating to the transactions contemplated by the Offer, any second-step merger or any such business combination, (2) seeking to restrain or prohibit the full rights of ownership or operation by Parent, Purchaser, Merger Sub or any other affiliate of Parent of all or any portion of the business or assets of the Company and its subsidiaries or of Parent or its affiliates, or to compel Parent, Purchaser, Merger Sub or any other affiliate of Parent to dispose of or hold separate all or any portion of the business or assets of Parent or its affiliates or the Company or any of its subsidiaries or seeking to impose any limitation on the ability of Parent, Purchaser, Merger Sub or any other affiliate of Parent to conduct such business or own such assets, (3) seeking to impose or confirm limitations on the ability of Parent, Purchaser, Merger Sub or any other affiliate of Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired by any such person on all matters properly presented to the Company’s stockholders, (4) seeking to require divestiture by Parent, Purchaser, Merger Sub or any other affiliate of Parent of any Shares, (5) seeking any material diminution in the benefits expected to be derived by Parent, Purchaser, Merger Sub or any other affiliate of Parent as a result of the transactions contemplated by the Offer or any second-step merger or any other business combination with the Company or (6) which otherwise, in the reasonable judgment of Purchaser, is or may be materially adverse to Parent, Purchaser, Merger Sub or any other affiliate of Parent or the value of the Shares to Parent, Purchaser, Merger Sub or any other affiliate of Parent or the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of the Company or any of its subsidiaries;

(b)
there shall be any action taken or any statute, rule, regulation, interpretation, judgment, order, decree or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable (1) to Parent, Purchaser, Merger Sub or any other affiliate of Parent or (2) to the Offer or a second-step merger or other business combination by Parent, Purchaser, Merger Sub or any other affiliate of Parent with the Company, by any court, government or governmental, regulatory or administrative authority or agency, domestic, foreign or supranational, which, in the reasonable judgment of Purchaser, does or may directly or indirectly result in any of the consequences referred to in clauses (1) through (6) of paragraph (a) above;

(c)
any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened or disclosed in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of the Company or any of its subsidiaries which, in the reasonable judgment of Purchaser, is or may be materially adverse to, or Purchaser shall have become aware of any fact which, in the reasonable judgment of Purchaser, has or may have material adverse significance with respect to, either the value of the Company or any of its subsidiaries or the value of the Shares to Parent, Purchaser, Merger Sub or any other affiliate of Parent;

(d)
there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or abroad, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with any such exchange or market not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks by any governmental, regulatory or administrative authority or agency in the United States, whether federal or state, or The Netherlands, (3) any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority or agency in the United States, whether federal or state, or The Netherlands on, or other event which, in the reasonable judgment of Purchaser, might materially adversely affect the extension of credit by banks or other lending institutions, (4) commencement of a war, armed hostilities or the occurrence of any other national or international calamity directly or indirectly involving the United States or Europe or any attack on, or outbreak or act of terrorism involving, the United States or Europe, (5) a material change in the United States dollar or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (6) any change in the general political, market, economic or financial conditions in the United States or other jurisdictions in which the Company or its subsidiaries do business that could, in the reasonable judgment of Purchaser, have a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of the Company or any of its subsidiaries or the trading in, or value of, the Shares, (7) any decline in either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Industrial Companies or the NASDAQ-100 Index by an amount in excess of 15% measured from the open of business on July 13, 2009, (8) any material adverse change in the market price of the Shares or (9) in the case of any of the foregoing existing on July 13, 2009, a material acceleration or worsening thereof;

(e)
the Company or any of its subsidiaries shall have (1) split, combined or otherwise changed, or authorized or proposed the split, combination or other change, of the Shares or its capitalization, (2) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, any presently outstanding Shares or other securities or other equity interests of the Company or such subsidiary (except pursuant to the Purchase and Sale Agreement), (3) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, additional Shares (other than Shares issued upon the exercise of any stock options or warrants outstanding as of March 31, 2009 (in each case in accordance with their terms as publicly disclosed on March 31, 2009)) or issued, distributed or sold, or authorized or proposed the issuance, distribution or sale, of shares of any other class of capital stock or other equity interests, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (4) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of the Company, (5) altered or proposed to alter any material term of any outstanding security or material contract, permit or license, (6) incurred any debt otherwise than in the ordinary course of business consistent with past practice or any debt containing, in the reasonable judgment of Purchaser, burdensome covenants or security provisions, (7) authorized, recommended, proposed or entered into an agreement with respect to any merger, consolidation, recapitalization, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business, (8) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that, in Purchaser’s reasonable opinion, could adversely affect either the value of the Company or any of its subsidiaries or the value of the Shares to Parent, Purchaser, Merger Sub or any other affiliate of Parent, (9) acquired, or authorized, recommended or proposed to acquire, any business or assets material to the Company or any of its subsidiaries (except purchases of inventory in the ordinary course of business consistent with past practice), (10) adopted, established or entered into any new employment, change in control, severance compensation or similar agreement, arrangement or plan with or for one or more of its employees, consultants or directors, or adopted, established or entered into or amended, or made grants or awards pursuant to, any agreements, arrangements or plans so as to provide for increased benefits to one or more employees, consultants or directors, whether or not as a result of or in connection with the transactions contemplated by the Offer or a second-step merger, or Purchaser shall have become aware of any such action or any material information with respect thereto which was not previously disclosed in publicly available filings, (11) except as may be required by law, taken any action to adopt, establish, terminate or amend any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or Purchaser shall have become aware of any such action which was not previously disclosed in publicly available filings, or (12) amended or authorized or proposed any amendment to their respective certificate of incorporation or bylaws or similar organizational documents, or Purchaser shall become aware that the Company or any of its subsidiaries shall have proposed or adopted any such amendment which shall not have been previously disclosed;

(f)
a tender or exchange offer for any Shares shall be made or publicly proposed to be made by any other person or entity (including, without limitation, the Company or any of its subsidiaries or affiliates other than us) or it shall be publicly disclosed or Purchaser shall otherwise learn that (1) any person, entity (including, without limitation, the Company or any of its subsidiaries or affiliates) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including, without limitation, the Shares) through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including, without limitation, the Shares) other than acquisitions for bona fide arbitrage purposes only, (2) any such person, entity or group, which before the date of this Offer to Purchase, had filed a Schedule 13D or a Schedule 13G with the SEC has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of an additional 1% or more of any class or series of capital stock of the Company (including, without limitation, the Shares), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of an additional 1% or more of any class or series of capital stock of the Company (including, without limitation, the Shares), (3) any person, entity or group shall enter into a definitive agreement or an agreement in principle or make a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries, or (4) any person shall file a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), or make a public announcement reflecting an intent to acquire the Company or any assets or securities of the Company or any of its subsidiaries (other than purchases by customers of inventory in the ordinary course of business);

(g)
we become aware (1) that any material contractual right of the Company or any of its subsidiaries has been or will be impaired or otherwise adversely affected as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for some or all of the Shares or the consummation of any second-step merger or other business combination involving the Company or (2) of any covenant, term or condition in any instrument or agreement of the Company or any of its subsidiaries that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to us or any of our subsidiaries or affiliates (including, without limitation, any event of default that may ensue as a result of or in connection with the Offer, the acceptance for payment of or payment for some or all of the Shares or the consummation of any second-step merger or other business combination involving the Company);

(h)
any required approval, permit, authorization, extension, action or non-action, waiver or consent of any government or governmental authority or agency shall not have been obtained on terms reasonably satisfactory to Purchaser or any waiting period or extension thereof imposed by any government or governmental authority or agency with respect to the Offer shall not have expired; or

(i)
Parent, Purchaser, Merger Sub or any other affiliate of Parent (other than the Company and its subsidiaries) shall have reached an agreement or understanding with the Company providing for termination of the Offer, or Parent, Purchaser, Merger Sub or any other affiliate of Parent (other than the Company and its subsidiaries) shall have entered into a definitive agreement or announced an agreement in principle with the Company providing for a merger or other business combination with the Company or the purchase of stock or assets of the Company which does not contemplate the Offer;

which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (other than any circumstance resulting solely from any action or omission by Parent, Purchaser or Merger Sub) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

Except for the Majority-of-the-Minority Condition, the foregoing conditions are for the sole benefit of Parent, Purchaser and Merger Sub and may be asserted by Purchaser, in its sole discretion, regardless of the circumstances (other than any circumstance resulting solely from any action or omission by Parent, Purchaser or Merger Sub) giving rise to any such conditions or may be waived by Purchaser, in its sole discretion, in whole or in part, at any time and from time to time prior to expiration of the Offer. The failure by Parent, Purchaser or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to expiration of the Offer.

12.  Certain Legal Matters; Regulatory Approvals.

General.  Except as described in this Section 12, based on our examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, we are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by the transactions contemplated by this Offer to Purchase or of any approval or other action by any governmental entity that would be required for the acquisition or ownership of Shares by us as contemplated herein.  Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under “State Takeover Statutes,” such approval or other action will be sought.  While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business, any of which could cause Purchaser to elect to terminate the Offer without the acceptance for payment of Shares thereunder under certain conditions.  See “The Tender Offer—Section 11—Certain Conditions of the Offer.”

Requirements for a Merger.  If, following consummation of the Offer, Purchaser owns, directly or indirectly, at least 90% of the outstanding Shares, Purchaser intends to cause the Company and Merger Sub to consummate, as soon as reasonably practicable, a short-form merger in which all Shares held by the remaining public stockholders would be converted into the right to receive cash equal to the same price per Share as was paid in the Offer, without interest (subject to appraisal rights for those stockholders that properly perfect and exercise such rights under Delaware law).  Under Delaware law, if Merger Sub owns 90% or more of the outstanding Shares (following a contribution of Shares by Purchaser to Merger Sub), Merger Sub would be able to effect a second-step merger with the Company under the short-form merger provisions of Delaware law without a vote of, or prior notice to, the Company’s board of directors or the Company’s stockholders.  If we consummate the Offer despite failing to own at least 90% of the outstanding Shares thereafter, we will review our options, including evaluating whether or not to pursue a merger with the Company.  Any such merger would have to comply with Delaware law, which would require, among other things, the approval of the Company’s board of directors and a majority of the outstanding Shares.  In addition, we would have to comply with the requirements of the Exchange Act, including with respect to distribution of an information statement in connection with stockholder approval of the merger.

State Takeover Statutes.  A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states.  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.  To the extent that these state takeover statutes purport to apply to the Offer or a second-step merger, we believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce.  In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult.  However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state.  Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations.  Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee.  This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

Section 203 of the DGCL prevents certain “business combinations” with an “interested stockholder” (generally, any person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such.  The Company has not opted out of Section 203 of the DGCL, and Purchaser owns more than 15% of the Company’s outstanding voting stock and has held such stock for less than three years.  However, since Purchaser acquired its 40,121,074 Shares pursuant to a transaction approved by the board of directors of the Company, we believe that Section 203 of the DGCL will not affect our ability to consummate the Offer or any second-step merger.

Purchaser is not aware of any other state takeover laws or regulations which are applicable to the Offer or any second-step merger and has not attempted to comply with any other state takeover laws or regulations.  If any government official or third party should seek to apply any state takeover law to the Offer or a second-step merger or other business combination between Purchaser or any of its affiliates and the Company, Parent and Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings.  Neither anything in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of our right to make any such challenge.  In the event it is asserted that one or more state takeover statutes is applicable to the Offer or any second-step merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the second-step merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the second-step merger.  In that case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered.  See “The Tender Offer—Section 11—Certain Conditions of the Offer.”

United States Antitrust Compliance.  Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied.  The purchase of Shares pursuant to the Offer is not subject to such requirements because Purchaser currently owns in excess of 50% of the Company’s outstanding voting securities.  Although this transaction is not subject to antitrust approval under the HSR Act, the Antitrust Division and the FTC may scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by us pursuant to the Offer and any second-step merger.  At any time before or after the consummation of any such transaction, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or any second-step merger or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent, Purchaser or the Company.  Private parties (including individual states) may also bring legal actions under the antitrust laws of the United States.  We do not believe that the purchase of Shares pursuant to the Offer or any second-step merger will result in a violation of any antitrust laws.  However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

Other Foreign Laws.  Parent, Purchaser, the Company and certain of their respective subsidiaries conduct business in certain countries outside of the United States.  Under the antitrust or merger control statutes or regulations of certain of these foreign countries, certain acquisition transactions require the filing of information with, or the obtaining of the approval of, antitrust or competition authorities therein.  We are not aware of any country in which such requirements would apply to the purchase of Shares by us in the Offer or in a second-step merger, as we already own more than 50% of the Company’s outstanding voting securities.  However, we do not have knowledge of every country in which the Company conducts its business and therefore cannot represent that no such requirements apply.  If any such requirements were deemed to apply, and any applicable waiting period under foreign antitrust or competition laws has not expired or been terminated or any approval or exemption required to consummate the Offer has not been obtained on terms reasonably satisfactory to us, we will not be obligated to accept for payment or pay for any tendered Shares unless and until such approval or exemption has been obtained or such waiting period has expired.

In addition, in connection with the acquisition of Shares pursuant to the Offer or second-step merger, the foreign investment laws of certain foreign countries in which we or the Company conduct business may require the filing of information with, or the obtaining of the approval of, governmental authorities therein.  No assurance can be given that such approvals, if required, will be obtained.  If any action is taken before completion of the Offer by any such government or governmental authority, or if any required approvals, waivers or consents are not obtained, or obtained subject to condition, we may not be obligated to accept for payment or pay for any tendered Shares.  See “The Tender Offer—Section 11—Certain Conditions of the Offer.”

Margin Requirements.  Regulations T, U and X (the “Margin Regulations”) of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock if the credit is secured directly or indirectly by margin stock.  We will ensure that the financing of the acquisition of the Shares is in compliance with the Margin Regulations.

United States Communications Act Compliance.  Under the Communications Act of 1934, as amended (the “Communications Act”), certain acquisition transactions may not be consummated until approval has been obtained from the Federal Communications Commission (“FCC”) to transfer control of certain licenses and authorizations issued pursuant to the Communications Act.  Assuming that the Company does not hold any such license or authorization other than its authorization under Section 214 of the Communications Act, the purchase of Shares pursuant to the Offer is not subject to such requirements, because (i) for purposes of the Communications Act, Purchaser already controls the Company and (ii) FCC approval to transfer control of the Company’s existing authorization under Section 214 of the Communications Act was obtained in 2006 in connection with Purchaser’s acquisition of more than 50% of the Company’s outstanding voting securities.

13.  Fees and Expenses.

Morgan Stanley has provided certain financial advisory services to us in connection with the transactions contemplated by this Offer to Purchase.  Parent has agreed to pay Morgan Stanley, as compensation for its services as financial advisor in connection with the Offer and the related transactions, a reasonable and customary fee, a significant portion of which is contingent upon the successful acquisition by Purchaser of the Shares that it does not currently own.  Parent has agreed to reimburse Morgan Stanley for its reasonable fees and expenses, including reasonable fees and disbursements of its legal counsel, and to indemnify Morgan Stanley and related parties against certain liabilities and other items, including liabilities under the federal securities laws, arising out of its engagement.  In the ordinary course of Morgan Stanley’s securities underwriting, trading and brokerage, foreign exchange, commodities and derivatives trading, prime brokerage, investment management and financing and financial services activities, Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, trade or otherwise structure and effect transactions, for its own account or for the account of customers, in the equity or debt securities or loans of the Company, Purchaser or Parent.  In the past two years, Morgan Stanley has provided financial advisory and financing services for Parent, and has received fees in connection with such services.

We have retained Okapi Partners LLC to be the Information Agent and Computershare Trust Company, N.A. to be the Depositary in connection with the Offer.  The Information Agent may contact holders of Shares by mail, telephone, telecopy and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

None of Parent, Purchaser or Merger Sub will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.  Banks, brokers, dealers and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

The following is an estimate of the fees and expenses to be incurred by Parent, Purchaser and Merger Sub in connection with the Offer:

SEC Filing Fees	$2,690
Financial Advisor	$2,750,000
Advertising	$108,000
Depositary	$30,000
Information Agent	$25,000
Legal, Printing and Miscellaneous	$1,350,000
Total	$4,265,690

In addition, the Company will incur its own fees in connection with the Offer.  The Company will not pay any of the fees and expenses to be incurred by Parent, Purchaser or Merger Sub in connection with the Offer.

14.  Miscellaneous.

The Offer is being made to all holders of Shares other than Purchaser.  We are not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute.  If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, we will make a good faith effort to comply with any such statute or seek to have such statute declared inapplicable to the Offer.  If, after such good faith effort, we cannot comply with any such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction.  In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

No person has been authorized to give any information or to make any representation on behalf of Parent, Purchaser or Merger Sub not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.  No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Parent, Purchaser, Merger Sub, the Depositary or the Information Agent for the purpose of the Offer.

Purchaser, Parent and Merger Sub have filed with the SEC a combined Tender Offer Statement and Rule 13e-3 Transaction Statement filed under cover of Schedule TO pursuant to Rule 14d-3 and Rule 13e-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto.  A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under “The Tender Offer—Section 7—Certain Information Concerning the Company” above.

KPN B.V.

July 28, 2009

 SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF
PARENT, PURCHASER AND MERGER SUB

1.  Parent.  The following table sets forth, for each director and executive officer of Parent, such person’s name, current principal occupation or employment, material occupations, positions, offices or employment for at least the past five years, business address and business telephone number.  Each person identified is a Dutch citizen, with the exception of M. Bischoff, who is a citizen of Germany, D.I. Jager, who is a citizen of the United States, and S.P. Miller, who is a citizen of South Africa.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years	Business Address and Telephone Number

A.H.J. Risseeuw
Chairman of Supervisory Board of Parent (2001 - present); Chairman of Supervisory Board of Groeneveld Groep B.V. (2000 - present); Chairman of Supervisory Board of Intergamma B.V. (1998 - present); Member of Supervisory Board of Blokker Holding B.V. (1999 - present); Member of Advisory Council of Deloitte Netherlands; Member of Supervisory Board of Heineken N.V. (2000 - 2007); Member of Supervisory Board of TNO (1996 - 2006).
Maanplein 55 2516 CK, The Hague The Netherlands +31 70-3434343
M. Bischoff
Member of Supervisory Board of Parent (2003 - present); Chairman of Supervisory Board of Daimler AG (2006 - present); Member of Supervisory Board of Fraport AG (2002 - present); Chairman of Supervisory Board of SMS GmbH (2008 - present); Member of Supervisory Board of Voith AG (1990 - present); Director of Unicredit (2005 - present); Director of Nortel Networks Corp. (2004 - 2009); Director of Nortel Networks Ltd. (2004 - 2009); Chairman of Board of Directors of EADS N.V. (2000 - 2007).
Daimler AG 81663 Munich Germany +49 89 607 34303
C.M. Colijn-Hooijmans
Member of Supervisory Board of Parent (2007 - present); Member of Management Board of TNO (2002 - present); Member of Supervisory Board of Rabobank Vallei en Rijn (2007 - present); Member of Social Economic Council (2008 - present).
TNO Schoemakerstraat 97 2628 VK Delft The Netherlands +31 15 269 48 93
D.I. Jager
Member of Supervisory Board of Parent (2002 - present); Chairman of Supervisory Board of Royal Wessanen N.V. (2005 - present); Director of Chiquita Brands International Inc. (2002 - present); Director of Healthpro Brands Inc. (2003 - present); Director of Polycom, Inc. (2003 - 2008); Director of Eastman Kodak Inc. (1998 - 2007).
Maanplein 55 2516 CK, The Hague The Netherlands +31 70-3434343
M.E. van Lier Lels
Member of Supervisory Board of Parent (2001 - present); Member of Supervisory Board of Getronics N.V. (2007 - present); Member of Supervisory Board of USG People N.V. (2002 - present); Member of Supervisory Board of Connexxion Holding N.V. (2006 - present); Member of Supervisory Board of TKH Group N.V. (2006 - present); Member of Supervisory Board of Maersk B.V. (2006 - present); Chairman of Supervisory Board of Slavenburg Holdings B.V. (2007 - present).
Maanplein 55 2516 CK, The Hague The Netherlands +31 70-3434343

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years	Business Address and Telephone Number

J.B.M. Streppel
Member of Supervisory Board of Parent (2003 - present); Member of Management Board and Chief Financial Officer of Aegon N.V. (2000 - 2009); Member of Supervisory Board of Van Lanschot N.V. (2005 - present).
Maanplein 55 2516 CK, The Hague The Netherlands +31 70-3434343
R.J. Routs
Member of Supervisory Board of Parent (2009 - present); Executive Board Member of Royal Dutch Shell Plc (2004 - 2008); Member of Supervisory Board of Aegon N.V. (2008 - present); Director of Canadian Utilities (2008 - present).
Maanplein 55 2516 CK, The Hague The Netherlands +31 70-3434343
D.J. Haank
Member of Supervisory Board of Parent (2009 - present); Chief Executive Officer of Springer Science+Business Media B.V. (2004 - present); Chairman of See Tickets International (2008 - present); Non-executive board member of NUON (2000 - present); Member of Supervisory Council of Dutch broadcast association TROS (2008 - present); Non-executive board member of Accel (1998 - 2006).
Springer Science+ Business Media B.V. Prins Hendrikstraat 17 7001 GK Doetinchem The Netherlands +31 314 37 60 40
A.J. Scheepbouwer
Chief Executive Officer and Chairman of Management Board of Parent (2001 - present); Chairman of Supervisory Board of Havenbedrijf Rotterdam N.V. (2006 - present); Chairman of Supervisory Council of Maasstad Hospital (2005 - present); Member of Supervisory Board of Welzorg Group (2008 - present); Member of Supervisory Board of RFS Holland Holding B.V. (2006 - present).
Maanplein 55 2516 CK, The Hague The Netherlands +31 70-3434343
E. Blok
Member of Management Board (2006 - present) and Managing Director Business Segment, Getronics Segment and Wholesale & Operations Segment of Parent (2007 - present); Director of the Company (2007 - present); Chief Operating Officer of Fixed Division of Parent (2006 - 2006); Member of Supervisory Board of Getronics N.V. (2007 - present); Member of Supervisory Board of Reggefiber (2008 - present); Member of Advisory Board of New Venture (2006 - present); Member of Board of ICT-Office (2006 - present).
Maanplein 55 2516 CK, The Hague The Netherlands +31 70-3434343
S.P. Miller
Member of Management Board (2006 - present) and Managing Director Mobile International of Parent (2007 - present); Chairman of Supervisory Board of E-Plus Mobilfunk Geschaftsfuhrungs GmbH (2005 - present); Chief Executive Officer of KPN Group Belgium NV/SA (2001 - present).
Maanplein 55 2516 CK, The Hague The Netherlands +31 70-3434343
J.B.P. Coopmans	Member of Management Board (2006 - present) and Managing Director Consumer Segment of Parent (2007 - present); Chairman of Unilever de Mexico S. de R.I. de CV (2004 - 2006).	Maanplein 55 2516 CK, The Hague The Netherlands +31 70-3434343

2.  Purchaser.  The sole director of Purchaser is Parent.  Parent’s directors and executive officers are set forth above.

3.  Merger Sub.  The following table sets forth, for each director and executive officer of Merger Sub, such person’s name, current principal occupation or employment, material occupations, positions, offices or employment for at least the past five years, business address and business telephone number.  Each person identified is a Dutch citizen.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years	Business Address and Telephone Number

W.T.J. Hageman
Sole Director and President of Merger Sub (date of formation of Merger Sub - present); Executive Vice President Finance of Parent (2008 - present); Head of Investor Relations of Parent (2005 - 2008); senior associate at Deutsche Bank AG (2002 - 2005).
Maanplein 55 2516 CK, The Hague The Netherlands +31 70-3434343
M.E. Hoekstra	Secretary of Merger Sub (date of formation of Merger Sub - present); Legal Officer of Parent (1982 - present).	Maanplein 55 2516 CK, The Hague The Netherlands +31 70-3434343
M.N.A.J. Vogt
Treasurer of Merger Sub (date of formation of Merger Sub - present); Co-Treasurer of Parent (2008 - present); Senior Advisor Corporate Finance of Parent (2007 - 2008); Various senior manager roles with Parent (until 2007).
Maanplein 55 2516 CK, The Hague The Netherlands +31 70-3434343

SCHEDULE II

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF  DELAWARE

APPRAISAL RIGHTS.

(a)           Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)           Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1)
Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either

(i) listed on a national securities exchange or
(ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2)
Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)
In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)           Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)           Appraisal rights shall be perfected as follows:

(1)
If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)
If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either

(i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or

(ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)           Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.  Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)           Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)           At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)           After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings.  Through such proceeding, the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors.  Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.  Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)           The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)           The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)           From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.  Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)           The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

If delivering by First Class Mail: Computershare Trust Company, N.A. Attn: Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	If delivering by Overnight Mail: Computershare Trust Company, N.A. Attn: Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

Questions or requests for assistance may be directed to the Information Agent at its telephone number, address and/or email address set forth below.  Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent.  Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

780 Third Avenue, 30th Floor
New York, New York 10017

Banks and Brokerage Firms, Please Call: +1 212 297 0720
Stockholders and All Others, Call Toll-Free: +1 877 869 0171
Email: info@okapipartners.com